                                                                     EXHIBIT 99

INDEPENDENT AUDITORS' REPORT
----------------------------

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF PROGRESS ENERGY, INC.

We have audited the accompanying consolidated balance sheets of Progress Energy, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Florida Progress Corporation (a consolidated subsidiary since November 30,
2000) for the year ended December 31, 2000, which statements reflect total assets constituting 31% of the related consolidated total assets as of December 31, 2000. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included in the Florida Progress Corporation, is based solely upon the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 15, 2002

Independent Auditors' Report

To the Board of Directors of Florida Progress Corporation:

We have audited the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and subsidiaries as of December 31, 2000 (not separately presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The consolidated financial statements referred to in the introductory paragraph have been prepared based on the Company's historical cost basis and do not include any "push down" of Progress Energy, Inc.'s acquisition cost basis as a result of Progress Energy, Inc.'s acquisition of the Company on November 30, 2000.

In our opinion, the consolidated balance sheet and schedule of capitalization present fairly, in all material respects, the financial position of Florida Progress Corporation and subsidiaries as of December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
St. Petersburg, Florida
February 15, 2001

CONSOLIDATED STATEMENTS of INCOME
---------------------------------

                                                               Years ended December 31
(In thousands, except per share data)                       2001        2000         1999
----------------------------------------------------------------------------------------------
Operating Revenues
 Electric                                              $ 6,556,561  $ 3,549,821  $ 3,146,158
 Natural gas                                               321,385      324,499       98,903
 Diversified businesses                                  1,583,513      229,093      119,866
----------------------------------------------------------------------------------------------
   Total Operating Revenues                              8,461,459    4,103,413    3,364,927
 ---------------------------------------------------------------------------------------------
Operating Expenses
 Fuel used in electric generation                        1,559,998      686,754      581,340
 Purchased power                                           868,078      364,977      365,425
 Gas purchased for resale                                  243,451      250,902       67,465
 Other operation and maintenance                         1,246,835      823,549      682,407
 Depreciation and amortization                           1,090,178      754,748      503,105
 Taxes other than on income                                383,824      165,393      142,741
 Diversified businesses                                  1,825,320      352,992      174,589
----------------------------------------------------------------------------------------------
   Total Operating Expenses                              7,217,684    3,399,315    2,517,072
----------------------------------------------------------------------------------------------
Operating Income                                         1,243,775      704,098      847,855
----------------------------------------------------------------------------------------------
Other Income (Expense)
 Interest income                                            22,206       26,984       10,336
 Impairment of investments                                (164,183)           -            -
 Gain on sale of assets                                          -      200,000            -
 Other, net                                                (27,018)      12,338      (41,018)
----------------------------------------------------------------------------------------------
   Total Other Income (Expense)                           (168,995)     239,322      (30,682)
----------------------------------------------------------------------------------------------
Interest Charges
 Long-term debt                                           592,477       237,494      180,676
 Other interest charges                                   110,355        45,459       10,298
 Allowance for borrowed funds used during construction    (18,019)      (20,668)     (11,510)
----------------------------------------------------------------------------------------------
   Total Interest Charges, Net                            684,813       262,285      179,464
----------------------------------------------------------------------------------------------
Income before Income Taxes                                389,967       681,135      637,709
Income Tax Expense (Benefit)                             (151,643)      202,774      258,421
----------------------------------------------------------------------------------------------
Net Income                                             $  541,610   $   478,361  $   379,288
==============================================================================================
Average Common Shares Outstanding                         204,683       157,169      148,344
==============================================================================================
Basic Earnings per Common Share                        $     2.65   $      3.04  $      2.56
==============================================================================================
Diluted Earnings per Common Share                      $     2.64   $      3.03  $      2.55
==============================================================================================
Dividends Declared per Common Share                    $    2.135   $     2.075  $     2.015
==============================================================================================

See Notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
---------------------------

(In thousands, except share amounts)                                         December 31
Assets                                                                  2001           2000
--------------------------------------------------------------------------------------------------
Utility Plant
 Electric utility plant in service                                  $ 19,176,021    $ 18,124,036
 Gas utility plant in service                                            491,903         378,464
 Accumulated depreciation                                            (10,096,412)     (9,350,235)
--------------------------------------------------------------------------------------------------
   Utility plant in service, net                                       9,571,512       9,152,265
 Held for future use                                                      15,380          16,302
 Construction work in progress                                         1,065,154       1,043,439
 Nuclear fuel, net of amortization                                       262,869         224,692
--------------------------------------------------------------------------------------------------
   Total Utility Plant, Net                                           10,914,915      10,436,698
--------------------------------------------------------------------------------------------------
Current Assets
 Cash and cash equivalents                                                54,419         101,296
 Accounts receivable                                                     944,753         925,911
 Taxes receivable                                                         32,325               -
 Inventory                                                               886,747         420,985
 Deferred fuel cost                                                      146,652         217,806
 Prepayments                                                              36,150          50,040
 Assets held for sale, net                                                     -         747,745
 Other current assets                                                    226,947         192,347
--------------------------------------------------------------------------------------------------
   Total Current Assets                                                2,327,993       2,656,130
--------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
 Regulatory assets                                                       455,325         613,200
 Nuclear decommissioning trust funds                                     822,821         811,998
 Diversified business property, net                                    1,073,046         729,662
 Miscellaneous other property and investments                            456,880         598,235
 Goodwill, net                                                         3,690,210       3,652,429
 Prepaid pension costs                                                   489,600         373,151
 Other assets and deferred debits                                        509,001         239,198
--------------------------------------------------------------------------------------------------
   Total Deferred Debits and Other Assets                              7,496,883       7,017,873
--------------------------------------------------------------------------------------------------
     Total Assets                                                   $ 20,739,791    $ 20,110,701
===================================================================================================

Capitalization and Liabilities
---------------------------------------------------------------------------------------------------
Common Stock Equity
 Common stock without par value, 500,000,000 shares authorized,
 218,725,352 and 206,089,047 shares issued and outstanding,
 respectively                                                       $  4,121,194    $  3,621,610
 Unearned restricted shares (674,511 and 653,344 shares,
  respectively)                                                          (13,701)        (12,708)
 Unearned ESOP shares (5,199,388 and 5,782,376 shares,
  respectively)                                                         (114,385)       (127,211)
 Accumulated other comprehensive loss                                    (32,180)              -
 Retained earnings                                                     2,042,605       1,942,510
--------------------------------------------------------------------------------------------------
   Total common stock equity                                           6,003,533       5,424,201
--------------------------------------------------------------------------------------------------
Preferred stock of subsidiaries-not subject to mandatory redemption       92,831          92,831
Long-term debt                                                         9,483,745       5,890,099
--------------------------------------------------------------------------------------------------
   Total capitalization                                               15,580,109      11,407,131
--------------------------------------------------------------------------------------------------
Current Liabilities
 Current portion of long-term debt                                       688,052         184,037
 Accounts payable                                                        709,906         828,568
 Interest accrued                                                        212,387         121,433
 Dividends declared                                                      117,857         107,645
 Short-term obligations                                                   77,529       3,972,674
 Other current liabilities                                               585,865         448,302
--------------------------------------------------------------------------------------------------
   Total Current Liabilities                                           2,391,596       5,662,659
--------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
 Accumulated deferred income taxes                                     1,434,506       1,807,192
 Accumulated deferred investment tax credits                             226,382         261,255
 Regulatory liabilities                                                  287,138         316,576
 Other liabilities and deferred credits                                  820,060         655,888
--------------------------------------------------------------------------------------------------
   Total Deferred Credits and Other Liabilities                        2,768,086       3,040,911
--------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 20)
--------------------------------------------------------------------------------------------------
     Total Capitalization and Liabilities                           $ 20,739,791    $ 20,110,701
==================================================================================================

See Notes to consolidated financial statements.

CONSOLIDATED STATEMENTS of CASH FLOWS
-------------------------------------

                                                                                            Years ended December 31
(In thousands)                                                                             2001               2000           1999
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                           $     541,610     $    478,361    $    379,288
Adjustments to reconcile net income to net cash provided by operating activities:
  Impairment of assets and investments (Note 1J)                                           208,983                -               -
  Depreciation and amortization                                                          1,189,171          846,279         592,001
  Deferred income taxes                                                                   (366,490)         (95,366)        (32,495)
  Investment tax credit                                                                    (22,895)         (18,136)        (10,299)
  Gain on sale of assets                                                                         -         (200,000)              -
  Change in deferred fuel                                                                   72,529          (76,704)        (39,052)
  Net (increase) decrease in accounts receivable                                           210,871         (122,640)        (33,322)
  Net (increase) decrease in inventories                                                  (295,874)          13,726         (17,576)
  Net (increase) decrease in prepaids and other current assets                              (2,876)          60,727        (117,250)
  Net increase (decrease) in accounts payable                                             (273,768)         242,902          24,555
  Net increase (decrease) in other current liabilities                                     129,124         (142,551)          7,436
  Other                                                                                     54,614          (48,920)         75,867
-----------------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Operating Activities                                            1,444,999          937,678         829,153
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Gross utility property additions                                                        (1,216,481)        (950,198)       (689,054)
Nuclear fuel additions                                                                    (115,663)         (59,752)        (75,641)
Acquisition of Florida Progress Corporation                                                      -       (3,461,917)              -
Net proceeds from sale of assets                                                            53,010          212,825               -
Contributions to nuclear decommissioning trust                                             (50,649)         (32,391)        (30,825)
Diversified business property additions                                                   (349,670)        (157,628)       (157,802)
Investments in non-utility activities                                                         (110)         (89,351)        (48,265)
-----------------------------------------------------------------------------------------------------------------------------------
    Net Cash Used in Investing Activities                                               (1,679,563)      (4,538,412)     (1,001,587)
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Issuance of common stock, net                                                              488,290                -               -
Issuance of long-term debt                                                               4,564,243          783,052         400,970
Net increase (decrease) in commercial paper reclassified to long-tem debt                 (121,880)         123,697         268,500
Net increase (decrease) in short-term indebtedness                                      (3,896,182)       3,658,374          70,600
Net increase (decrease) in cash provided by checks drawn in excess of bank balances        (45,372)         115,337       (117,643)

Retirement of long-term debt                                                              (322,207)        (710,373)       (113,335)
Dividends paid on common stock                                                            (432,078)        (368,004)       (293,704)
Other                                                                                      (47,127)             (66)          6,169
-----------------------------------------------------------------------------------------------------------------------------------
    Net Cash Provided by Financing Activities                                              187,687        3,602,017         221,557
-----------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                       (46,877)           1,283          49,123
-----------------------------------------------------------------------------------------------------------------------------------
Increase in Cash from Acquisition (See Noncash Activities)                                       -           20,142           1,876
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of the Year                                         101,296           79,871          28,872
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                             $      54,419     $    101,296    $     79,871
====================================================================================================================================
Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest                                                 $     588,127     $    244,224    $    174,101
                            income taxes                                             $     127,427     $    367,665    $    284,535
  Noncash Activities
  . On July 15, 1999, the Company purchased all outstanding shares of North
    Carolina Natural Gas Corporation (NCNG) through the issuance of approximately $360 million in common stock.
  . On June 28, 2000, Caronet, a wholly-owned subsidiary of the Company, contributed net assets in the amount of $93.0 million in exchange for a 35% ownership interest (15% voting interest) in a newly formed company.
  . On November 30, 2000, the Company purchased all outstanding shares of
    Florida Progress Corporation (FPC).  In conjunction with the purchase of
    FPC, the Company issued approximately $1.9 billion in common stock and approximately $49.3 million in contingent value obligations.

See Notes to consolidated financial statements.

  CONSOLIDATED STATEMENTS of CHANGES IN COMMON STOCK EQUTIY
  ---------------------------------------------------------

                                           Common Stock Outstanding
                                                                           Unearned     Accumulated                    Total
(In thousands, except share and per share                      Unearned      ESOP         Other                       Common
data)                                                         Restricted    Common     Comprehensive     Retained      Stock
                                      Shares       Amount       Stock        Stock     Income (Loss)     Earnings      Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999            151,337,503  $1,382,524     ($8,541)  ($ 152,979) $            -  $  1,728,301   $2,949,305
Net income                                                                                                 379,288      379,288
Issuance of shares                    8,262,147     360,509                                                             360,509
Purchase of restricted stock                                     (2,507)                                                 (2,507)
Restricted stock expense
  recognition                                                     3,110                                                   3,110
Allocation of ESOP shares                            10,360                   12,826                                     23,186
Dividends ($2.015 per share)                                                                              (300,244)    (300,244)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999          159,599,650   1,753,393      (7,938)    (140,153)              -     1,807,345    3,412,647
Net income                                                                                                 478,361      478,361
Issuance of shares                   46,527,797   1,863,886                                                           1,863,886
Purchase of restricted stock                                    (10,067)                                                (10,067)
Restricted stock expense
  recognition                                                     3,671                                                   3,671
Cancellation of restricted shares       (38,400)     (1,626)      1,626                                                       -
Allocation of ESOP shares                             5,957                   12,942                                     18,899
Dividends ($2.075 per share)                                                                              (343,196)    (343,196)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000          206,089,047   3,621,610     (12,708)    (127,211)              -     1,942,510    5,424,201
Net income                                                                                                 541,610      541,610
FAS 133 transition adjustment
  (net of tax of $15,130)                                                                    (23,567)                   (23,567)
Change in net unrealized losses
  on cash flow hedges
  (net of tax of $13,268)                                                                    (20,703)                   (20,703)
Foreign currency translation                                                                  (1,557)                    (1,557)
Reclassification adjustment for
  amounts included in net income
  (net of tax of $8,739)                                                                      13,647                     13,647
                                                                                                                     ----------
Comprehensive income                                                                                                    509,430
                                                                                                                     ----------
Issuance of shares                   12,658,027     488,592                                                             488,592
Purchase of restricted stock                                     (7,992)                                                 (7,992)
Restricted stock expense
  recognition                                                     6,084                                                   6,084
Cancellation of restricted shares       (21,722)       (915)        915                                                       -
Allocation of ESOP shares                            11,907                   12,826                                     24,733
Dividends ($2.135 per share)                                                                              (441,515)    (441,515)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001          218,725,352  $4,121,194   ($ 13,701)  ($ 114,385)       ($32,180) $  2,042,605   $6,003,533
===============================================================================================================================

CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
-------------------------------------------------

(In thousands, except per share data)   First Quarter(a)   Second Quarter(a)       Third Quarter(a)       Fourth Quarter(a)
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                           $ 1,908,090         $ 2,315,643(e)         $ 2,330,547             $ 1,907,179
Operating income                                 309,855             284,075                453,518                 196,327
Net income                                       154,003             111,702                366,443                (90,538)(d)
Common stock data:
Basic earnings per common share                     0.77                0.56                   1.78                  (0.43)(d)
Diluted earnings per common share                   0.77                0.56                   1.77                  (0.42)(d)
Dividends paid per common share                    0.530               0.530                  0.530                   0.530
Price per share - high                             49.25               45.00                  45.79                   45.60
                  low                              38.78               40.36                  39.25                   40.50
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000
Operating revenues                           $   878,618         $   887,748            $ 1,064,908             $ 1,272,139
Operating income                                 186,588             209,628                277,300                  30,582 (c)
Net income                                        85,261             107,460                297,083(b)              (11,443)(c)
Common stock data:
Basic earnings per common share                     0.56                0.70                   1.94(b)                (0.07)(c)
Diluted earnings per common share                   0.56                0.70                   1.93(b)                (0.07)(c)
Dividends paid per common share                    0.515               0.515                  0.515                   0.515
Price per share - high                             37.00               38.00                  41.94                   49.38
                  low                              28.25               31.00                  31.50                   38.00
---------------------------------------------------------------------------------------------------------------------------

  (a) In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year.
  (b) Includes gain on sale of BellSouth Carolinas PCS Partnership interest.
  (c) Includes approved further accelerated depreciation of $125 million on nuclear generating assets.
  (d) Includes impairment and other one-time charges relating to SRS and Interpath of $152.8 million, after-tax.
  (e) Includes seven months of revenue related to Progress Rail
      Services due to reversal of Net Assets Held for Sale accounting treatment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies


A.  Organization

Progress Energy, Inc. (the Company) is a registered holding company under the Public Utility Holding Company Act (PUHCA) of 1935, as amended. Both the Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company was formed as a result of the reorganization of Carolina Power & Light Company (CP&L) into a holding company structure on June 19, 2000. All shares of common stock of CP&L were exchanged for an equal number of shares of the Company. On December 4, 2000, the Company changed its name from CP&L Energy, Inc. to Progress Energy, Inc. Through its wholly-owned subsidiaries, CP&L, Florida Power Corporation (Florida Power) and North Carolina Natural Gas Corporation (NCNG), the Company is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina, South Carolina and Florida and the transport, distribution and sale of natural gas in portions of North Carolina. Through the Progress Ventures business segment, the Company is involved in merchant energy generation, coal and synthetic fuel operations and energy marketing and trading. Through other business units, the Company engages in other non-regulated business areas, including energy management and related services, rail services and telecommunications.

The Company's results of operations include the results of Florida Progress Corporation (FPC) for the periods subsequent to November 30, 2000, and of NCNG for the periods subsequent to July 15, 1999 (See Note 2).

B.  Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include the activities of the Company and its majority-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the rate making process is probable. The accounting records of CP&L, Florida Power and NCNG (collectively, "the utilities") are maintained in accordance with uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission (NCUC), the Public Service Commission of South Carolina (SCPSC) and the Florida Public Service Commission (FPSC). Certain amounts for 2000 and 1999 have been reclassified to conform to the 2001 presentation.

Unconsolidated investments in companies over which the Company does not have control, but have the ability to exercise influence over operating and financial policies (generally, 20% - 50% ownership) are accounted for under the equity method of accounting. Other investments are stated principally at cost. These investments, which total approximately $160 million at December 31, 2001, are included as miscellaneous property and investments in the Consolidated Balance Sheets.

C.  Use of Estimates and Assumptions

In preparing consolidated financial statements that conform with accounting principles generally accepted in the United States, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

D. Inventory

Inventory is carried at average cost. As of December 31, 2001 and 2000, inventory was comprised of (dollars in thousands):

                               2001         2000
                           ----------   ------------
Fuel                       $  305,858   $    150,786
Rail equipment and parts      200,697              -
Materials and supplies        354,587        269,546
Other                          25,605            653
                           ----------   ------------

Inventory                  $  886,747   $    420,985
                           ==========   ============

E.  Utility Plant

The cost of additions, including betterments and replacements of units of property, is charged to utility plant. Maintenance and repairs of property, and replacements and renewals of items determined to be less than units of property, are charged to maintenance expense. The cost of units of property replaced, renewed or retired, plus removal or disposal costs, less salvage, is charged to accumulated depreciation. Subsequent to the acquisitions of FPC and NCNG, the utility plants of these entities continue to be presented on a gross basis to reflect the treatment of such plant in cost-based regulation. Generally, electric utility plant other than nuclear fuel is pledged as collateral for the first mortgage bonds of CP&L and Florida Power. Gas utility plant is not currently pledged as collateral for such bonds.

The balances of utility plant in service at December 31 are listed below (in thousands), with a range of depreciable lives for each:

                                                2001              2000
                                            -----------     -------------
Electric
   Production plant (7-33 years)            $10,670,717     $  10,014,635
   Transmission plant (30-75 years)           2,013,243         1,964,652
   Distribution plant (12-50 years)           5,767,788         5,292,134
   General plant and other (8-75 years)         724,273           852,615
                                            -----------     -------------
   Total electric utility plant              19,176,021        18,124,036
Gas plant (10-40 years)                         491,903           378,464
                                            -----------     -------------

Utility plant in service                    $19,667,924     $  18,502,500
                                            ===========     =============

As prescribed in the regulatory uniform systems of accounts, an allowance for the cost of borrowed and equity funds used to finance utility plant construction (AFUDC) is charged to the cost of the plant. Regulatory authorities consider AFUDC an appropriate charge for inclusion in the rates charged to customers by the utilities over the service life of the property. The equity funds portion of AFUDC is credited to other income and the borrowed funds portion is credited to interest charges. The total equity funds portion of AFUDC was $10.9 million, $15.5 million and $3.9 million in 2001, 2000 and 1999, respectively. The composite AFUDC rate for CP&L's electric utility plant was 6.2%, 8.2% and 6.4% in 2001, 2000 and 1999, respectively. The composite AFUDC rate for Florida Power's electric utility plant was 7.8% in both 2001 and 2000. The composite AFUDC rate for NCNG's gas utility plant was 10.09% in 2001, 2000 and 1999.

F.  Diversified Business Property

The following is a summary of diversified business property (in thousands):

                                                2001           2000
                                             ----------     ----------
Equipment                                    $  184,353     $  109,080
Land and mineral rights                         154,728         96,803
Buildings and plants                            291,550        231,219
Telecommunications equipment                    266,603        192,727
Railcars                                         56,044              -
Marine equipment                                 78,868         73,289
Computers, office equipment and software         14,150         23,065
Construction work in progress                   342,830        234,689
Accumulated depreciation                       (316,080)      (231,210)
                                             ----------     ----------

Diversified business property, net           $1,073,046     $  729,662
                                             ==========     ==========

Diversified business property is stated at cost. Depreciation is computed on a straight-line basis using the following estimated useful lives: equipment, buildings and plants - 3 to 40 years; telecommunications equipment - 5 to 20 years; computers, office equipment and software - 3 to 10 years; railcars - 3 to 20 years; and marine equipment - 3 to 35 years. Depletion of mineral rights is provided on the units-of-production method based upon the estimates of recoverable amounts of clean mineral.

G.  Depreciation and Amortization

For financial reporting purposes, substantially all depreciation of utility plant other than nuclear fuel is computed on the straight-line method based on the estimated remaining useful life of the property, adjusted for estimated net salvage. Depreciation provisions, including decommissioning costs (See Note
1I) and excluding accelerated cost recovery of nuclear generating assets, as a percent of average depreciable property other than nuclear fuel, were approximately 4.0%, 4.1% and 3.9% in 2001, 2000 and 1999, respectively. Total depreciation provisions were $821.2 million, $721.0 million and $409.6 million in 2001, 2000 and 1999, respectively.

Depreciation and amortization expense also includes amortization of deferred operation and maintenance expenses associated with Hurricane Fran, which struck significant portions of CP&L's service territory in September 1996. In 1996, the NCUC authorized CP&L to defer these expenses (approximately $40 million) with amortization over a 40-month period, which expired in December 1999.

With approval from the NCUC and the SCPSC, CP&L accelerated the cost recovery of its nuclear generating assets beginning January 1, 2000 and continuing through 2004. Also in 2000, CP&L received approval from the commissions to further accelerate the cost recovery of its nuclear generation facilities in 2000. The accelerated cost recovery of these assets resulted in additional depreciation expense of approximately $75 million and $275 million in 2001 and 2000, respectively (See Note 13B). Pursuant to authorizations from the NCUC and the SCPSC, CP&L accelerated the amortization of certain regulatory assets over a three-year period beginning January 1997 and expiring December 1999. The accelerated amortization of these regulatory assets resulted in additional depreciation and amortization expenses of approximately $68 million in 1999.

Amortization of nuclear fuel costs, including disposal costs associated with obligations to the U.S. Department of Energy (DOE) and costs associated with obligations to the DOE for the decommissioning and decontamination of enrichment facilities, is computed primarily on the unit-of-production method and charged to fuel expense. The total of these costs for the years ended December 31, 2001, 2000 and 1999 were $130.1 million, $114.6 million and $110.8 million, respectively.

Goodwill, the excess of purchase price over fair value of net assets of businesses acquired, is being amortized on a straight-line basis over primarily 40 years. Goodwill amortization expense was $96.8 million, $16.7 million and $4.0 million in 2001, 2000 and 1999, respectively. Accumulated amortization was $119.0 million and $24.2 million at December 31, 2001 and 2000, respectively. Effective January 1, 2002 goodwill will no longer be subject to amortization over its estimated useful life, but instead, will be subject to an annual test for impairment (See Note 1L).

H.  Diversified Business Expenses

The major components of diversified business expenses for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                  2001           2000           1999
                                                  ----           ----           ----
     Cost of sales                           $  1,403,434     $   80,744    $  100,776
     Depreciation and amortization                 86,741         33,139        17,051
     General and administrative expenses          279,115        234,132        56,692
     Impairment of assets (Note 1J)                44,800              -             -
     Other                                         11,230          4,977            70
                                             -----------------------------------------
     Diversified business expenses           $  1,825,320     $  352,992    $  174,589
                                             =========================================

I.  Decommissioning and Dismantlement Provisions

In the Company's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the NCUC, the SCPSC and the FPSC and are based on site-specific estimates that include the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdictions, the provisions for nuclear decommissioning costs are approved by FERC. Decommissioning cost provisions, which are included in depreciation and amortization expense, were $38.5 million, $32.5 million and $33.3 million in 2001, 2000 and 1999, respectively. In January 2002, Florida Power received regulatory approval from the FPSC to decrease its retail provision for nuclear decommissioning from approximately $20.5 million annually to approximately $7.7 million annually, effective January 1, 2001.

Accumulated decommissioning costs, which are included in accumulated depreciation, were approximately $1.0 billion at both December 31, 2001 and 2000. These costs include amounts retained internally and amounts funded in externally managed decommissioning trusts. Trust earnings increase the trust balance with a corresponding increase in the accumulated decommissioning balance. These balances are adjusted for net unrealized gains and losses related to changes in the fair value of trust assets.

CP&L's most recent site-specific estimates of decommissioning costs were developed in 1998, using 1998 cost factors, and are based on prompt dismantlement decommissioning, which reflects the cost of removal of all radioactive and other structures currently at the site, with such removal occurring shortly after operating license expiration. These estimates, in 1998 dollars, are $281.5 million for Robinson Unit No. 2, $299.6 million for Brunswick Unit No. 1, $298.7 million for Brunswick Unit No. 2 and $328.1 million for the Harris Plant. The estimates are subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations. The cost estimates exclude the portion attributable to North Carolina Eastern Municipal Power Agency (Power Agency), which holds an undivided ownership interest in the Brunswick and Harris nuclear generating facilities. Operating licenses for CP&L's nuclear units expire in the year 2010 for Robinson Unit No. 2, 2016 for Brunswick Unit No. 1, 2014 for Brunswick Unit No. 2 and 2026 for the Harris Plant.

Florida Power's most recent site-specific estimate of decommissioning costs for the Crystal River Nuclear Plant (CR3) was developed in 2000 based on prompt dismantlement decommissioning. The estimate, in 2000 dollars, was $490.9 million and is subject to change based on the same factors as discussed above for CP&L's estimates. The cost estimate excludes the portion attributable to other co-owners of CR3. CR3's operating license expires in 2016.

Management believes that the decommissioning costs being recovered through rates by CP&L and Florida Power, when coupled with reasonable assumed after-tax fund earnings rates, are currently sufficient to provide for the costs of decommissioning.

Florida Power maintains a reserve for fossil plant dismantlement. At December 31, 2001 and 2000, this reserve was approximately $140.5 million and $134.6 million, respectively, and was included in accumulated depreciation. The provision for fossil plant dismantlement was previously suspended per a 1997 FPSC settlement agreement, but resumed mid-2001. The current annual provision, approved by the FPSC, is $8.8 million.

The Financial Accounting Standards Board (FASB) has issued SFAS No. 143, "Accounting for Asset Retirement Obligations" that will impact the accounting for decommissioning and dismantlement provisions (See Note 1L).

J. Impairment of Long-lived Assets and Investments

SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" requires review of long-lived assets and certain intangibles for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. Any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Due to historical and current year losses at Strategic Resource Solutions Corp. (SRS) and the decline in the market value for technology companies, the Company has evaluated the long-lived assets of SRS. Fair value was generally determined based on discounted cash flows. As a result of this review, the Company recorded asset impairments, primarily goodwill, and other one-time charges totaling $44.8 million on a pre-tax basis during the fourth quarter of 2001 related to SRS. Asset write-downs resulting from this review were charged to diversified business expenses on the Consolidated Statements of Income.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. Effective June 28, 2000, a subsidiary of the Company contributed the net assets used in its application service provider business to a newly formed company (Interpath) for a 35% ownership interest (15% voting interest). The Company obtained a valuation study to assess its investment in Interpath based on current valuations in the technology sector. As a result, the Company has recorded investment impairments for other-than-temporary declines in the fair value of its investment in Interpath. Investment impairments were also recorded related to certain investments of SRS. Investment write-downs totaled $164.2 million on a pre-tax basis for the year ended December 31, 2001.

K. Other Policies

The Company recognizes electric utility revenues as service is rendered to customers. Operating revenues include unbilled electric utility revenues earned when service has been delivered but not billed by the end of the accounting period. Diversified business revenues are generally recognized at the time products are shipped or as services are rendered. Leasing activities are accounted for in accordance with SFAS No. 13, "Accounting for Leases."

Fuel expense includes fuel costs or recoveries that are deferred through fuel clauses established by the electric utilities' regulators. These clauses allow the utilities' to recover fuel costs and portions of purchased power costs through surcharges on customer rates. NCNG is also allowed to recover the costs of gas purchased for resale through customer rates.

Operations of Progress Rail Services Corporation and certain other diversified operations are recognized one-month in arrears.

The Company maintains an allowance for doubtful accounts receivable, which totaled approximately $40.7 million and $28.1 million at December 31, 2001 and 2000, respectively. Long-term debt premiums, discounts and issuance expenses for the utilities are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations by the utilities are amortized over the remaining life of the original debt using the straight-line method. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

L. Impact of New Accounting Standards

Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

As a result of the adoption of SFAS No. 133, the Company recorded a transition adjustment as a cumulative effect of a change in accounting principle of $23.6 million, net of tax, which increased accumulated other comprehensive loss as of January 1, 2001. This amount relates to several derivatives used to hedge cash flows related to interest on long-term debt (See Note 14). The net derivative losses will be reclassified into earnings consistent with hedge designations, primarily over the life of the related debt instruments, which principally range from three to ten years. The Company estimates that approximately $15.5 million of the net losses at December 31, 2001 will be reclassified into earnings during 2002. There was no transition adjustment affecting the consolidated statement of income as a result of the adoption of SFAS No. 133.

During the second quarter of 2001, the FASB issued interpretations of SFAS No. 133 indicating that options in general cannot qualify for the normal purchases and sales exception, but provided an exception that allows certain electricity contracts, including certain capacity-energy contracts, to be excluded from the mark-to-market requirements of SFAS No. 133. The interpretations were effective July 1, 2001. Those interpretations did not require the Company to mark-to-market any of its electricity capacity-energy contracts currently outstanding. In December 2001, the FASB revised the criteria related to the exception for certain electricity contracts, with the revision to be effective April 1, 2002. The Company does not expect the revised interpretation to change its assessment of mark-to-market requirements for its current contracts. If an electricity or fuel supply contract in its regulated businesses is subject to mark-to-market accounting, there would be no income statement effect of the mark-to-market because the contract's mark-to-market gain or loss will be recorded as a regulatory asset or liability. Any mark-to-market gains or losses in its non-regulated businesses will affect income unless those contracts qualify for hedge accounting treatment.

The application of the new rules is still evolving, and further guidance from the FASB is expected, which could additionally impact the Company's financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements require that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and clarifies the criteria for recording of other intangible assets separately from goodwill. Effective January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a fair-value based test. This assessment could result in periodic impairment charges. The Company has not yet determined whether its goodwill is impaired under the initial impairment test required.

The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" in July 2001. This statement provides accounting requirements for retirement obligations associated with tangible long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which the Company has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period. The Company is currently assessing the effects this statement may ultimately have on the Company's accounting for decommissioning, dismantlement and other retirement costs.

   Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance for the accounting and reporting of impairment or disposal of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." It also supersedes the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" related to the disposal of a segment of a business. Adoption of this statement did not have a material effect on the Company's financial statements.

2. Acquisitions and Dispositions

   A. Florida Progress Corporation

   On November 30, 2000, the Company completed its acquisition of FPC for an aggregate purchase price of approximately $5.4 billion. The Company paid cash consideration of approximately $3.5 billion and issued 46.5 million common shares valued at approximately $1.9 billion. In addition, the Company issued
   98.6 million contingent value obligations (CVO) valued at approximately $49.3 million (See Note 8). The purchase price includes $20.1 million in direct transaction costs.

   FPC is a diversified, exempt electric utility holding company. Florida Power, FPC's largest subsidiary, is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity. FPC also has diversified non-utility operations owned through Progress Capital Holdings, Inc. Included in diversified operations are Progress Fuels Corporation, an energy and transportation company, and Progress Telecommunications Corporation, a wholesale telecommunications service provider. As of the acquisition date, the primary segments of Progress Fuels were energy and related services, rail services, and inland marine transportation.

   The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations for FPC have been included in the Company's consolidated financial statements since the date of acquisition. Identifiable assets acquired and liabilities assumed have been recorded at their fair values of $6.7 billion and $4.9 billion, respectively. The excess of the purchase price over the fair value of the net identifiable assets and liabilities acquired has been recorded as goodwill. The goodwill, of approximately $3.6 billion, was being amortized on a straight-line basis over a period of 40 years. Effective January 1, 2002, goodwill is no longer subject to amortization (See Note 1L).

   The fair values of FPC's rate-regulated net assets acquired were considered to be equivalent to book value since book value represents the amount that will be recoverable through regulated rates. Initially, the allocation of the purchase price included estimated amounts expected to be realized from the sale of FPC's Rail Services ("Rail Services") and Inland Marine Transportation business segments which were classified as net assets held for sale. During 2001, the Company announced its intention to retain the Rail Services segment within the allocation period and, therefore, these assets were reclassified to operating assets. Accordingly, the Company has made adjustments to the purchase price allocation to remove Rail Services from net assets held for sale and reflect the net realizable value from the disposition of FPC's Inland Marine Transportation business segment (See Note
   4). A Securities and Exchange Commission order approving the merger requires the Company to divest of Rail Services and certain immaterial, non-regulated investments of FPC by November 30, 2003.

   The company made adjustments during 2001 to the purchase price allocation for changes in preliminary assumptions and analyses, based on receipt of the following additional information:
   . final actuarial valuations of pension plan obligations
   . proceeds realized from the disposition of assets held for sale
   . valuations of non-regulated businesses and individual assets and liabilities

   The original allocation of purchase price included the assumption of liabilities associated with change in control payments triggered by the acquisition and executive termination benefits, totaling approximately $50.8 million. Substantially all change in control and executive termination payments were paid as of December 31, 2000. During 2000, the Company began the implementation of a plan to combine operations of the companies resulting in an original non-executive involuntary termination cost accrual of approximately $52.2 million. Approximately $41.8 million was attributable to Florida Power employees and was reflected as part of the purchase price allocation, while approximately $10.4 million attributable to the acquiring company's employees was charged to operating results in 2000. During 2001, the Company finalized the plan to combine operations of the companies with final termination payments occurring in 2002.

   The activity for the non-executive involuntary termination costs is detailed in the table below:

   (in millions)                                           2001
                                                          ------
   Balance at January 1                                   $ 52.2
   Payments                                                (33.1)
   Adjustments credited to operating results                (4.8)
   Adjustments credited to purchase price allocation        (6.1)
                                                          ------
   Balance at December 31                                 $  8.2
                                                          ======

   Actuarial valuations resulted in adjustments to increase the other postretirement benefits liability by $16.8 million and the prepaid pension asset by $283.4 million. These adjustments were substantially offset by the establishment of a regulatory asset for other postretirement benefits of approximately $15.9 million and a pension regulatory liability of $258.4 million. In addition, an adjustment increased the supplementary defined benefit retirement plan liability by $24.4 million.

   The following unaudited pro forma combined results of operations have been prepared assuming the acquisition of FPC had occurred at the beginning of each period. The pro forma results are provided for information only. The pro forma results include the effect of 2001 purchase price allocation adjustments and, therefore, differ from previously reported pro forma results for the same periods. The results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the indicated date, nor are they necessarily indicative of future results of operations of the combined companies.

   (in thousands, except per share data)          2000           1999
                                                  ----           ----
   Revenues                                $ 8,098,356    $ 7,083,641
   Net income                                  575,112        451,455
   Basic earnings per share                       2.88           2.32
   Diluted earnings per share                     2.87           2.32
   Average shares - Basic                      199,722        194,591
   Average shares - Diluted                    200,177        194,966

   B. North Carolina Natural Gas Corporation

   On July 15, 1999, the Company completed the acquisition of NCNG for an aggregate purchase price of approximately $364 million, resulting in the issuance of approximately 8.3 million shares. The acquisition was accounted for as a purchase and, accordingly, the operating results of NCNG were included in the Company's consolidated financial statements beginning with the date of acquisition. The excess of the aggregate purchase price over the fair value of net assets acquired, approximately $240 million, was recorded as goodwill of the acquired business and is being amortized primarily over a period of 40 years. Effective January 1, 2002, goodwill will no longer be subject to amortization (See Note 1L).

   C. BellSouth Carolinas PCS Partnership Interest

   In September 2000, Caronet, Inc., a wholly-owned subsidiary of CP&L, sold its 10% limited partnership interest in BellSouth Carolinas PCS for $200 million. The sale resulted in an after-tax gain of $121.1 million.

3. Financial Information by Business Segment

   The Company currently provides services through the following business segments: CP&L Electric, Florida Power Electric, Progress Ventures, Rail Services and Other. Prior periods have been restated to reflect the current operating segments.

   FPC's operations are not included in the Company's results of operations prior to the acquisition date of November 30, 2000.

   The CP&L Electric and Florida Power Electric segments are engaged in the generation, transmission, distribution, and sale of electric energy in portions of North Carolina, South Carolina and Florida. Electric operations are subject to the rules and regulations of FERC, the NCUC, the SCPSC and the FPSC.

   The Progress Ventures segment is primarily engaged in merchant energy generation and coal and synthetic fuel operations. Management reviews the operations of this segment after allocating energy marketing and trading activity to Progress Ventures. The energy marketing and trading activity is currently performed by Progress Ventures on behalf of the regulated utilities, CP&L and Florida Power, and includes wholesale sales on behalf of these utilities. Electric wholesale operations are subject to the rules and regulations of FERC, the NCUC, the SCPSC and the FPSC.

   The Rail Services segment operations include railcar repair, rail parts reconditioning and sales, railcar leasing and sales, providing rail and track material, and scrap metal recycling.

   The Other segment is primarily made up of natural gas, other diversified businesses and holding company operations, which includes the transportation, distribution and sale of natural gas in portions of North Carolina, telecommunication services, energy management services, miscellaneous non-regulated activities and elimination entries.

   For reportable segments presented in the accompanying table, segment income includes intersegment revenues accounted for at prices representative of unaffiliated party transactions. Intersegment revenues that are not eliminated represent natural gas sales to the CP&L Electric and the Florida Power Electric segments.

                                                             Florida
                                                  CP&L        Power      Progress         Rail                       Consolidated
   (In thousands)                               Electric    Electric     Ventures     Services(b)        Other          Totals
   ------------------------------------------------------------------------------------------------------------------------------
   FOR THE YEAR ENDED 12/31/01
   Revenues
     Unaffiliated                              $ 3,343,720  $3,212,841 $  526,200     $  944,985      $  415,063     $ 8,442,809
     Intersegment                                        -           -    398,228          1,174        (380,752)         18,650
                                             ------------------------------------------------------------------------------------
       Total Revenues                            3,343,720   3,212,841    924,428        946,159          34,311       8,461,459
   Depreciation and Amortization                   521,910     452,971     40,695         36,053         125,290       1,176,919
   Net Interest Charges                            241,427     113,707     24,085         40,589         265,005         684,813
   Income Taxes                                    264,078     182,590   (421,559)        (6,416)       (170,336)       (151,643)
   Net Income (Loss)                               468,328     309,577    201,989        (12,108)       (426,176)        541,610
   Segment Income (Loss) After Allocation(a)       405,661     285,566    288,667        (12,108)       (426,176)        541,610
   Total Segment Assets                          8,918,691   4,998,162  1,018,875        602,597       5,201,466      20,739,791
   Capital and Investment Expenditures             823,952     323,170    265,183         12,886         141,070       1,566,261
   ==============================================================================================================================

   FOR THE YEAR ENDED 12/31/00
   Revenues
     Unaffiliated                              $ 3,308,215  $  241,606 $  108,739     $        -      $  438,956     $ 4,097,516
     Intersegment                                        -           -     15,717              -          (9,820)          5,897
                                             ------------------------------------------------------------------------------------
       Total Revenues                            3,308,215     241,606    124,456              -         429,136       4,103,413
   Depreciation and Amortization                   698,633      28,872     17,020              -          43,362         787,887
   Net Interest Charges                            221,856       9,777      5,714              -          24,938         262,285
   Income Taxes                                    227,705      13,580   (109,057)             -          70,546         202,774
   Net Income                                      373,764      21,764     39,816              -          43,017         478,361
   Segment Income After Allocation(a)              289,724      20,057    125,563              -          43,017         478,361
   Total Segment Assets                          8,839,720   4,997,728    644,234              -       5,629,019      20,110,701
   Capital and Investment Expenditures             805,489      49,805     38,981              -         302,902       1,197,177
   ==============================================================================================================================

   ------------------------------------------------------------------------------------------------------------------------------
   FOR THE YEAR ENDED 12/31/99
   Revenues
     Unaffiliated                              $ 3,146,158  $        -       $225     $        -      $  217,527     $ 3,363,910
     Intersegment                                        -           -          -              -           1,017           1,017
                                             ------------------------------------------------------------------------------------
       Total Revenues                            3,146,158           -        225              -         218,544       3,364,927
   Depreciation and Amortization                   493,938           -         93              -          26,125         520,156
   Net Interest Charges                            183,099           -          -              -          (3,635)        179,464
   Income Taxes                                    275,769           -         38              -         (17,386)        258,421
   Net Income (Loss)                               430,295           -         56              -         (51,063)        379,288
   Segment Income (Loss) After Allocation(a)       360,821           -     69,530              -         (51,063)        379,288
   Total Segment Assets                          8,501,273           -     98,429              -         894,317       9,494,019
   Capital and Investment Expenditures             671,401           -     90,678              -         133,042         895,121
   ==============================================================================================================================

   (a) Includes allocation of energy trading and marketing net income managed by Progress Ventures on behalf of the electric utilities.

   (b) Amounts for the year ended December 31, 2001 reflect cumulative operating results of Rail Services since the acquisition date of November 30, 2000. As of December 31, 2000, the Rail Services segment was included as Net Assets Held for Sale; and therefore, no assets are reflected for this segment as of that date.

   Segment totals for depreciation and amortization expense include expenses related to the Progress Ventures, Rail Services and the other segment that are included in diversified business expenses on the Consolidated Statements of Income. Segment totals for interest expense exclude immaterial expenses related to the Progress Ventures, Rail Services and the other segment that are included in other, net on the Consolidated Statements of Income.

4. Net Assets Held for Sale

   The estimated amounts reported for the expected sale of FPC's Rail Services ("Rail Services") and Inland Marine Transportation business segments, $679.1 million and $68.6 million, respectively, were classified as net assets held for sale as of December 31, 2000. During 2001, the Company announced its intention to retain the Rail Services segment within the allocation period and, therefore, reclassified Rail Services to operating assets. During 2001, the Company recorded an after-tax charge of $3.2 million reflecting the reversal of net assets held for sale accounting.

   During 2001, the Company completed the sale of the Inland Marine Transportation segment and related investments to AEP Resources, Inc., a wholly-owned subsidiary of American Electric Power, for a sales price of $270 million. Of the $270 million purchase price, $230 million was used to pay early termination of certain off-balance sheet arrangements for assets leased by the business segment. In connection with the sale, the Company entered into environmental indemnification provisions covering both known and unknown sites (see Note 20D).

   The Company adjusted the FPC purchase price allocation to reflect a $15.0 million negative net realizable value of the Inland Marine business segment (see Note 2A). The Company's results of operations exclude Inland Marine Transportation segment net income of $9.1 million for 2001 and $1.8 million for the month of December 2000. These earnings were included in the determination of net realizable value for purchase price allocation. As a result of the change in net realizable value, the Company recorded interest expense in 2001, net of tax, of $0.3 million to reverse the interest allocated during 2000.

5. Related Party Transactions

   Prior to the acquisition of FPC, the Company purchased a 90% membership interest in two synthetic fuel related limited liability companies from a wholly-owned subsidiary of FPC. Interest expense incurred during the pre-acquisition period was approximately $3.3 million. Subsequent to the acquisition date, intercompany amounts have been eliminated in consolidation.

   NCNG sells natural gas to both CP&L and Florida Power. For the years ended December 31, 2001, 2000 and 1999, sales of natural gas to CP&L and Florida Power that were not eliminated in consolidation were $18.7 million, $5.9 million and $1.0 million, respectively.

   The Company and its subsidiaries have guarantees, surety bonds and stand by letters of credit of approximately $140.0 million at December 31, 2001 relating to prompt performance payments, lease obligations, self-insurance and other payments subject to certain contingencies. As of December 31, 2001, management does not believe conditions are likely for performance under these agreements.

6. Debt and Credit Facilities

   At December 31, 2001 and 2000 the Company's long-term debt consisted of the following (maturities and weighted-average interest rates as of December 31, 2001):

      (in thousands)                                                              2001        2000
                                                                           -------------------------
      Progress Energy, Inc.:
      Senior unsecured notes, maturing 2004-2031                  6.93%    $ 4,000,000             -
      Commercial paper reclassified to long-term debt             3.02%        450,000             -
      Unamortized premium and discount, net                                    (29,708)            -
                                                                           -------------------------
                                                                             4,420,292             -
                                                                           -------------------------
      Carolina Power and Light Company:
      First mortgage bonds, maturing 2003-2023                    7.02%      1,800,000     1,800,000
      Pollution control obligations, maturing 2009-2024           2.22%        707,800       713,770
      Unsecured subordinated debentures, maturing 2025                               -       125,000
      Extendible notes, maturing 2002                             2.83%        500,000       500,000
      Medium-term notes, maturing 2008                            6.65%        300,000             -
      Commercial paper reclassified to long-term debt             3.10%        260,535       486,297
      Miscellaneous notes                                         6.43%          7,234         8,360
      Unamortized premium and discount, net                                    (16,716)      (12,407)
                                                                           -------------------------
                                                                             3,558,853     3,621,020
                                                                           -------------------------
      Florida Power Corporation:
      First mortgage bonds, maturing 2003-2023                    6.83%        810,000       510,000
      Pollution control revenue bonds, maturing 2014-2027         6.59%        240,865       240,865
      Medium-term notes, maturing 2002-2028                       6.73%        449,100       531,100

      Commercial paper reclassified to long-term debt             2.54%        154,250       200,000
      Unamortized premium and discount, net                                     (2,935)       (2,849)
                                                                           -------------------------
                                                                             1,651,280     1,479,116
                                                                           -------------------------
      Florida Progress Funding Corporation (Note 7):
      Mandatorily redeemable preferred securities, maturing 2039  7.10%        300,000       300,000
      Purchase accounting fair value adjustment                                (30,413)            -
      Unamortized premium and discount, net                                     (8,922)            -
                                                                           -------------------------
                                                                               260,665       300,000
                                                                           -------------------------
      Progress Capital Holdings:
      Medium-term notes, maturing 2002-2008                       6.74%        273,000       374,000
      Commercial paper reclassified to long-term debt                                -       300,000
      Miscellaneous notes                                                        7,707             -
                                                                           -------------------------
                                                                               280,707       674,000
                                                                           -------------------------
      Current portion of long-term debt                                       (688,052)     (184,037)
                                                                           -------------------------
        Total Long-Term Debt, Net                                          $ 9,483,745    $5,890,099
                                                                           =========================

   At December 31, 2001, the Company had committed lines of credit totaling $1.945 billion, all of which are used to support its commercial paper borrowings. The Company is required to pay minimal annual commitment fees to maintain its credit facilities. The following table summarizes the Company's credit facilities:

        Subsidiary          Description            Short-term      Long-term        Total
   ----------------------------------------------------------------------------------------
   Progress Energy  364-Day                          $    550       $     -         $   550
   Progress Energy  3-Year (3 years remaining)              -           450             450
   CP&L             364-Day                                 -           200             200
   CP&L             5-Year (2 years remaining)              -           375             375
   Florida Power    364-Day                               170             -             170
   Florida Power    5-Year (2 years remaining)              -           200             200
                                                     --------------------------------------
                                                     $    720       $ 1,225         $ 1,945
                                                     ======================================

   As of December 31, 2001, there were no loans outstanding under these facilities. CP&L's 364-day revolving credit agreement is considered a long-term commitment due to an option to convert to a one-year term loan at the expiration date.

   Based on the available balances on the long-term facilities, commercial paper of approximately $865 million has been reclassified to long-term debt at December 31, 2001. Commercial paper of approximately $986 million was reclassified to long-term debt at December 31, 2000. As of December 31, 2001 and 2000, the Company had an additional $78 million and $4 billion, respectively of outstanding commercial paper and other short-term debt classified as short-term obligations. The weighted-average interest rates of such short-term obligations at December 31, 2001 and 2000 were 2.95% and 7.40%, respectively.

   Florida Power and Progress Capital Holdings, Inc. (Progress Capital), subsidiaries of FPC, have two uncommitted bank bid facilities authorizing them to borrow and re-borrow, and have loans outstanding at any time, up to $100 million and $300 million, respectively. These bank bid facilities were not drawn as of December 31, 2001.

   The combined aggregate maturities of long-term debt for 2002 through 2006 are approximately $688 million, $698 million, $1.3 billion, $348 million, and $909 million, respectively.

7. FPC-Obligated Mandatorily Redeemable Preferred Securities (QUIPS) of a Subsidiary Holding Solely FPC Guaranteed Notes

   In April 1999, FPC Capital I (the Trust), an indirect wholly-owned subsidiary of FPC, issued 12 million shares of $25 par cumulative FPC-obligated mandatorily redeemable preferred securities (Preferred Securities) due 2039, with an aggregate liquidation value of $300 million and a quarterly distribution rate of 7.10%. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation (Funding Corp.) all of the common securities of the Trust (371,135 shares) for $9.3 million. Funding Corp. is a direct wholly owned subsidiary of FPC.

   The preferred securities are included in long-term debt on the Consolidated Balance Sheets (See Note 6). During 2001, an adjustment was recorded to the book value of the preferred securities resulting from fair value adjustments recorded under the purchase method of accounting. The fair value adjustment decreased the carrying value of these securities by $30.5 million.

   The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable Interest Notes (subordinated notes) due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

   FPC has fully and unconditionally guaranteed the obligations of Funding Corp. under the subordinated notes (the Notes Guarantee). In addition, FPC has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions (Preferred Securities Guarantee). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by FPC of the Trust's obligations under the Preferred Securities.

   The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

8. Contingent Value Obligations

   In connection with the acquisition of FPC during 2000, the Company issued
   98.6 million CVOs. Each CVO represents the right to receive contingent payments based on the performance of four synthetic fuel facilities purchased by subsidiaries of FPC in October 1999. The payments, if any, would be based on the net after-tax cash flows the facilities generate. The initial liability recorded at the acquisition date was approximately $49.3 million. The CVO liability is adjusted to reflect market price fluctuations. The liability, included in other liabilities and deferred credits, at December 31, 2001 and 2000, was $41.9 million and $40.4 million, respectively.

9. Preferred Stock of Subsidiaries - Not Subject to Mandatory Redemption

   All of the Company's preferred stock at December 31, 2001 and 2000 was issued by its subsidiaries and was not subject to mandatory redemption. Preferred stock outstanding of subsidiaries consisted of the following:

                                                                                         2001        2000
                                                                                        -------------------
      CP&L:

      Authorized - 300,000 shares, cumulative, $100 par value Preferred Stock;
      20,000,000 shares, cumulative, $100 par value Serial Preferred Stock
        $5.00 Preferred - 236,997 shares outstanding (redemption price $110.00)         $24,349     $24,349
        $4.20 Serial Preferred - 100,000 shares outstanding (redemption price $102.00)   10,000      10,000
        $5.44 Serial Preferred - 249,850 shares outstanding (redemption price $101.00)   24,985      24,985
                                                                                        -------------------
                                                                                        $59,334     $59,334
                                                                                        -------------------
      Florida Power:

      Authorized - 4,000,000 shares, cumulative, $100 par value Preferred Stock;
      5,000,000 shares, cumulative, no par value Preferred Stock; 1,000,000 shares,
      $100 par value Preference Stock
      $100 par value Preferred Stock:
        4.00% - 39,980 shares outstanding (redemption price $104.25)                    $ 3,998     $ 3,998
        4.40% - 75,000 shares outstanding (redemption price $102.00)                      7,500       7,500
        4.58% - 99,990 shares outstanding (redemption price $101.00)                      9,999       9,999
        4.60% - 39,997 shares outstanding (redemption price $103.25)                      4,000       4,000
        4.75% - 80,000 shares outstanding (redemption price $102.00)                      8,000       8,000
                                                                                        -------------------
                                                                                         33,497      33,497
                                                                                        -------------------
        Total Preferred Stock of Subsidiaries                                           $92,831     $92,831
                                                                                        ===================

10.  Leases

   The Company leases office buildings, computer equipment, vehicles, railcars and other property and equipment with various terms and expiration dates. Some rental payments for transportation equipment include minimum rentals plus contingent rentals based on mileage. Contingent rentals are not significant. Rent expense (under operating leases) totaled $62.6 million, $26.8 million and $21.3 million for 2001, 2000 and 1999, respectively.

   Assets recorded under capital leases at December 31 consist of (in thousands):

                                                      2001            2000
                                                      ----            ----
   Buildings                                       $ 27,626         $27,626
   Equipment                                         12,170           9,366
   Less:  Accumulated amortization                   (8,975)         (8,018)
                                                   --------         -------
                                                   $ 30,821         $28,974
                                                   ========         =======

   Minimum annual rental payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term noncancelable leases as of December 31, 2001 are (in thousands):

                                                   Capital Leases       Operating Leases
                                                   --------------       ----------------
   2002                                               $     3,533          $      52,339
   2003                                                     3,533                 66,317
   2004                                                     3,533                 50,245
   2005                                                     3,533                 30,278
   2006                                                     3,459                 22,132
   Thereafter                                              35,675                 86,265
                                                      -----------          -------------
                                                      $    53,266          $     307,576
   Less amount representing imputed interest              (22,445)         =============
   Present value of net minimum lease payments        -----------
       under capital leases                           $    30,821
                                                      ===========

   The Company is also a lessor of land, buildings, railcars and other types of properties it owns under operating leases with various terms and expiration dates. The leased buildings and railcars are depreciated under the same terms as other buildings and railcars included in diversified business property. Minimum rentals receivable under noncancelable leases as of December 31, 2001, are (in thousands):

                           Amounts
                           -------
   2002                   $12,190
   2003                     7,904
   2004                     5,591
   2005                     4,741
   2006                     3,766
   Thereafter               9,222
                          -------
                          $43,414
                          =======

11. Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents and short-term obligations approximate fair value due to the short maturities of these instruments. At December 31, 2001 and 2000, there were miscellaneous investments, consisting primarily of investments in company-owned life insurance, with carrying amounts of approximately $124.3 million and $187.8 million, respectively, included in miscellaneous other property and investments. The carrying amount of these investments approximates fair value due to the short maturity of certain instruments and certain instruments are presented at fair value. The carrying amount of the Company's long-term debt, including current maturities, was $10.2 billion and $6.1 billion at December 31, 2001 and 2000, respectively. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $10.6 billion and $6.0 billion at December 31, 2001 and 2000, respectively.

   External funds have been established as a mechanism to fund certain costs of nuclear decommissioning (See Note 1I). These nuclear decommissioning trust funds are invested in stocks, bonds and cash equivalents. Nuclear decommissioning trust funds are presented on the Consolidated Balance Sheet at amounts that approximate fair value. Fair value is obtained from quoted market prices for the same or similar investments.

12. Common Stock

   In August 2001, the Company issued 12.65 million shares of common stock at $40 per share for net cash proceeds of $488 million. Proceeds from the issuance were primarily used to retire commercial paper. During 2000 and 1999, the Company issued common stock in conjunction with the FPC and NCNG acquisitions, respectively (See Note 2).

   As of December 31, 2001, the Company had 38,549,922 shares of common stock authorized by the board of directors that remained unissued and reserved, primarily to satisfy the requirements of the Company's stock plans. The Company intends, however, to meet the requirements of these stock plans with issued and outstanding shares presently held by the Trustee of the Progress Energy 401(k) Savings and Stock Ownership Plan (previously known as the Stock Purchase-Savings Plan) or with open market purchases of common stock shares, as appropriate.

   There are various provisions limiting the use of retained earnings for the payment of dividends under certain circumstances. As of December 31, 2001, there were no significant restrictions on the use of retained earnings.

13. Regulatory Matters

   A. Regulatory Assets and Liabilities

   As regulated entities, the utilities are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, the utilities record certain assets and liabilities resulting from the effects of the ratemaking process, which would not be recorded under generally accepted accounting principles for non-regulated entities. The utilities' ability to continue to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric utility industry. In the event that SFAS No. 71 no longer applied to a separable portion of the Company's operations, related regulatory assets and liabilities would be eliminated unless an appropriate regulatory recovery mechanism is provided. Additionally, these factors could result in an impairment of utility plant assets as determined pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See Note 1J).

   At December 31, 2001 and 2000, the balances of the utilities' regulatory assets (liabilities) were as follows (in thousands):


                                                             2001        2000
                                                             ----        ----
   Deferred fuel (included in current assets)           $ 146,652   $ 217,806
                                                      ---------------------------

   Income taxes recoverable through future rates          234,180     228,686
   Deferred purchased power contract termination costs     95,326     226,656
   Harris Plant deferred costs                             32,476      44,813
   Loss on reacquired debt                                 28,931      28,121
   Deferred DOE enrichment facilities-related costs        39,102      46,006
   Other postretirement benefits                           12,207      15,670
   Other                                                   13,103      23,248
                                                      ---------------------------
       Total long-term regulatory assets                  455,325     613,200
                                                      ---------------------------

   Nuclear maintenance and refueling                         (346)    (10,835)
   Defined benefit retirement plan                       (234,102)   (203,137)
   Deferred revenues                                            -     (63,000)
   Emission allowance gains                                (7,494)          -
   Storm reserve                                          (35,527)    (29,527)
   Other                                                   (9,669)    (10,077)
                                                      ---------------------------
       Total long-term regulatory liabilities            (287,138)   (316,576)
                                                      ---------------------------
         Net regulatory assets                          $ 314,839   $ 514,430
                                                      ===========================


   Except for portions of deferred fuel, all assets earn a return or the cash has not yet been expended, in which case, the assets are offset by liabilities that do not incur a carrying cost.

   B. Retail Rate Matters

   The NCUC and SCPSC approved proposals to accelerate cost recovery of CP&L's nuclear generating assets beginning January 1, 2000, and continuing through 2004. The accelerated cost recovery began immediately after the 1999 expiration of the accelerated amortization of certain regulatory assets (See
   Note 1G). Pursuant to the orders, the accelerated depreciation expense for nuclear generating assets was set at a minimum of $106 million with a maximum of $150 million per year. In late 2000, CP&L received approval from the NCUC and the SCPSC to further accelerate the cost recovery of its nuclear generation facilities by $125 million in 2000. This additional depreciation allowed CP&L to reduce the minimum accelerated annual depreciation in 2001 through 2004 to $75 million. The resulting total accelerated depreciation was $75 million in 2001 and $275 million in 2000. Recovering the costs of its nuclear generating assets on an accelerated basis will better position CP&L for the uncertainties associated with potential restructuring of the electric utility industry.

   In compliance with a regulatory order, Florida Power accrues a reserve for maintenance and refueling expenses anticipated to be incurred during scheduled nuclear plant outages.

   On May 30, 2001, the NCUC issued an order allowing CP&L to offset a portion of its annual accelerated cost recovery of nuclear generating assets by the amount of sulfur dioxide (SO2) emission allowance expense. CP&L did not offset accelerated depreciation expense in 2001 against emission allowance expense. CP&L is allowed to recover emission allowance expense through the fuel clause adjustment in its South Carolina retail jurisdiction. Florida Power is also allowed to recover its emission allowance expenses through the fuel adjustment clause in its retail jurisdiction.

   In conjunction with the acquisition of NCNG, CP&L agreed to cap base retail electric rates in North Carolina and South Carolina through December 2004. The cap on base retail electric rates in South Carolina was extended to December 2005 in conjunction with regulatory approval to form a holding company. NCNG also agreed to cap its North Carolina margin rates for gas sales and transportation services, with limited exceptions, through November 1, 2003. In February 2002, NCNG filed a general rate case with the NCUC requesting an annual rate increase of $47.6 million, based upon its completion of major expansion projects. The Company cannot predict the final outcome of this matter.

   In conjunction with the FPC merger, CP&L reached a settlement with the Public Staff of the NCUC in which it agreed to reduce rates to all of its non-real time pricing customers by $3 million in 2002, $4.5 million in 2003, $6 million in 2004 and $6 million in 2005. CP&L also agreed to write off and forego recovery of $10 million of unrecovered fuel costs in each of its 2000 NCUC and SCPSC fuel cost recovery proceedings.

   At December 31, 2000, Florida Power, with the approval of the FPSC, had established a regulatory liability to defer $63 million of revenues. In 2001, Florida Power applied the deferred revenues, plus accrued interest, to offset its regulatory asset related to deferred purchased power termination costs. In addition, Florida Power recorded accelerated amortization of $34.0 million to further offset this regulatory asset during 2001.

   Florida Power previously operated under an agreement committing several parties not to seek any reduction in its base rates or authorized return on equity. During 2001, the FPSC required Florida Power to submit minimum filing requirements, based on a 2002 projected test year, to initiate a rate proceeding regarding its future base rates. The FPSC required that annual revenues of $98 million be held subject to refund to its customers. The FPSC may allow Florida Power to reduce the amount subject to refund if it is successful in recovering certain expenses incurred during 2001.

   On September 14, 2001, Florida Power submitted its required rate filing, including its revenue requirements and supporting testimony. Under the filing, Florida Power customers would receive a $5 million annual credit rate for 15 years, or $75 million in total, from net synergies of its merger with the Company. Additionally, the filing provides that the regulatory asset (approximately $95 million at December 31, 2001) related to the purchase of Tiger Bay cogeneration facility in 1997 would be fully amortized by the end of 2003, which would provide customers with a further rate reduction of $37 million annually beginning in 2004. Also included in the filing is an incentive regulatory plan, which would provide for additional rate reductions through efficiencies derived as a result of Florida Power's ability to lower the future costs of its utility operations. Florida Power filed supplemental minimum filing requirements and testimony on November 15, 2001. Hearings are scheduled to begin March 20, 2002, with a final decision expected in July 2002. The FPSC has encouraged its staff, Florida Power, and other parties to negotiate a settlement, if possible, before the hearings begin. The Company cannot predict the outcome or impact of these matters.

   C. Plant-Related Deferred Costs

     In 1988 rate orders, CP&L was ordered to remove from rate base and treat as abandoned plant certain costs related to the Harris Plant. Abandoned plant amortization related to the 1988 rate orders was completed in 1998 for the wholesale and North Carolina retail jurisdictions and in 1999 for the South Carolina retail jurisdiction. Amortization of plant abandonment costs is included in depreciation and amortization expense and totaled $15.0 million in 1999.

14.  Risk Management Activities and Derivatives Transactions

     The Company uses a variety of instruments, including swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices and interest rates. Such instruments contain credit risk if the counterparty fails to perform under the contract. The Company minimizes such risk by performing credit reviews using, among other things, publicly available credit ratings of such counterparties. Potential non-performance by counterparties is not expected to have a material effect on the consolidated financial position or consolidated results of operations of the Company.

     The Company engages in limited energy trading activities to optimize the value of electricity and fuel contracts, as well as generating facilities. These activities are accounted for at fair value.

     A. Commodity Derivatives - Non-Trading

     The Company enters into certain forward contracts involving cash settlements or physical delivery that reduce the exposure to market fluctuations relative to the price and delivery of electric products. During 2001, 2000 and 1999, the Company principally sold electricity forward contracts, which can reduce price risk on the Company's available but unsold generation. While such contracts are deemed to be economic hedges, the Company no longer designates such contracts as hedges for accounting purposes; therefore, these contracts are carried on the consolidated balance sheet at fair value, with changes in fair value recognized in earnings. Gains and losses from such contracts were not material during 2001, 2000 and 1999. Also, the Company did not have material outstanding positions in such contracts at December 31, 2001 or 2000. Most of the Company's commodity contracts either are not derivatives pursuant to SFAS No. 133 or qualify as normal purchases or sales pursuant to SFAS No. 133. Therefore, such contracts are not recorded at fair value.

     B. Commodity Derivatives - Trading

     The Company from time to time engages in the trading of electricity commodity derivatives and, therefore, experiences net open positions. The Company manages open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposures. When such instruments are entered into for trading purposes, the instruments are carried on the consolidated balance sheet at fair value, with changes in fair value recognized in earnings. The net results of such contracts have not been material in any year and the Company did not have material outstanding positions in such contracts at December 31, 2001 or 2000.

     C. Other Derivative Instruments

     The Company may from time to time enter into derivative instruments to hedge interest rate risk or equity securities risk.

     The Company has interest rate swap agreements to hedge its exposure on variable rate debt positions. The agreements, with a total notional amount of $500 million, were effective in July 2000 and mature in July 2002. Under these agreements, the Company receives a floating rate based on the three-month London Interbank Offered Rate (LIBOR) and pays a weighted-average fixed rate of approximately 7.17%. The fair value of the swaps was a $18.5 million liability position at December 31, 2001. Interest rate swaps are carried on the balance sheet at fair value with the unrealized gains or losses adjusted through other comprehensive income. As such, payments or receipts on interest rate swap agreements are recognized as adjustments to interest expense.

     During 2000, the Company entered into forward starting swap agreements to hedge its exposure to interest rates with regard to future issuances of fixed-rate debt. The fair value of the swaps was a $37.5 million liability position at December 31, 2000. During February 2001, as part of the issuance of $3.2 billion of senior unsecured notes, the Company terminated the forward starting swaps. The Company realized a $45.3 million loss on these contracts, designated as cash flow hedges, that is deferred through accumulated other comprehensive loss and amortized over the life of the associated debt instruments.

     The notional amounts of the interest rate swaps are not exchanged and do not represent exposure to credit loss. In the event of default by a counterparty, the risk in these transactions is the cost of replacing the agreements at current market rates.

15. Stock-Based Compensation

   The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations as permitted under SFAS 123, "Accounting for Stock-Based Compensation (SFAS 123).

   A. Employee Stock Ownership Plan

   The Company sponsors the Progress Energy 401(k) Savings and Stock Ownership Plan (401(k)) for which substantially all full-time non-bargaining unit employees and certain part-time non-bargaining unit employees within participating subsidiaries are eligible. Participating subsidiaries within the Company as of January 1, 2002 were CP&L, NCNG, Florida Power, Progress Telecom, Progress Fuels (Corporate) and Service Company. The 401(k), which has Company matching and incentive goal features, encourages systematic savings by employees and provides a method of acquiring Company common stock and other diverse investments. The 401(k), as amended in 1989, is an Employee Stock Ownership Plan (ESOP) that can enter into acquisition loans to acquire Company common stock to satisfy 401(k) common share needs. Qualification as an ESOP did not change the level of benefits received by employees under the 401(k). Common stock acquired with the proceeds of an ESOP loan is held by the 401(k) Trustee in a suspense account. The common stock is released from the suspense account and made available for allocation to participants as the ESOP loan is repaid. Such allocations are used to partially meet common stock needs related to Company matching and incentive contributions and/or reinvested dividends. All or a portion of the dividends paid on ESOP suspense shares and on ESOP shares allocated to participants may be used to repay ESOP acquisition loans. To the extent used to repay such loans, the dividends are deductible for income tax purposes.

   There were 5,199,388 and 5,782,376 ESOP suspense shares at December 31, 2001 and 2000, respectively, with a fair value of $234.1 million and $284.4 million, respectively. ESOP shares allocated to plan participants totaled 14,088,173 and 13,732,670 at December 31, 2001 and 2000, respectively. The
   Company's matching and incentive goal compensation cost under the 401(k) is determined based on matching percentages and incentive goal attainment as defined in the plan. Such compensation cost is allocated to participants' accounts in the form of Company common stock, with the number of shares determined by dividing compensation cost by the common stock market value at the time of allocation. The Company currently meets common stock share needs with open market purchases and with shares released from the ESOP suspense account. Matching and incentive cost met with shares released from the suspense account totaled approximately $18.2 million, $15.6 million and $16.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company has a long-term note receivable from the 401(k) Trustee related to the purchase of common stock from the Company in 1989. The balance of the note receivable from the 401(k) Trustee is included in the determination of unearned ESOP common stock, which reduces common stock equity. ESOP shares that have not been committed to be released to participants' accounts are not considered outstanding for the determination of earnings per common share. Interest income on the note receivable and dividends on unallocated ESOP shares are not recognized for financial statement purposes.

   B. Stock Option Agreements

   Pursuant to the Company's 1997 Equity Incentive Plan, Amended and Restated as of September 26, 2001, the Company may grant options to purchase shares of common stock to officers and eligible employees. Generally, options granted vest one-third per year with 100 percent vesting at the end of year three. The options expire 10 years from the date of grant. All option grants have an exercise price equal to the fair market value of the Company's common stock on the grant date. In October 2001, a grant of approximately 2.4 million options was made at an exercise price of $43.49. There has been no other significant stock option activity.

   Compensation cost is measured for stock options as the difference between the market price of the Company's common stock and the exercise price of the option at the grant date. Accordingly, no compensation expense has been recognized for the stock options granted.

   Pro forma information regarding net income and earnings per share is required by SFAS 123. Under this statement, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the vesting period. The pro forma amounts have been determined as if the Company had accounted for its employee stock options under SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                              2001
                                                             --------
   Risk-free interest rate(%)                                 4.83%
   Dividend yield(%)                                          5.21%
   Volatility factor(%)                                      26.47%
   Weighted-average expected life of the options (in years)     10

   The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair value of stock options granted during 2001 was approximately $8.00.

   For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of the options is amortized to expense over the options vesting period. Compensation expense would have been $2.9 million in 2001 under SFAS
   123. The Company's pro forma information is as follows (dollars in thousands):

                                            2001
                                          --------
   Net income:
      As reported                         $541,610
      Pro forma                           $539,845

   Basic earnings per common share:
      As reported                         $   2.65
      Pro forma                           $   2.64
   Diluted earnings per common share:
      As reported                         $   2.64
      Pro forma                           $   2.63

   The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of effects on reported net income for future years.

   The number of options outstanding as of December 31, 2001 was 2.3 million with a weighted-average remaining contractual life of 9.75 years and a weighted-average exercise price of $43.49. No options were exercisable as of December 31, 2001.

   C. Other Stock-Based Compensation Plans

   The Company has additional compensation plans for officers and key employees of the Company that are stock-based in whole or in part. The two primary programs are the Performance Share Sub-Plan (PSSP) and the Restricted Stock Awards program (RSA), both of which were established pursuant to the Company's 1997 Equity Incentive Plan.

   Under the terms of the PSSP, officers and key employees of the Company are granted performance shares that vest over a three-year consecutive period. Each performance share has a value that is equal to, and changes with, the value of a share of the Company's common stock, and dividend equivalents are accrued on, and reinvested in, the performance shares. The PSSP has two equally weighted performance measures, both of which are based on the Company's results as compared to a peer group of utilities. Compensation expense is recognized over the vesting period based on the expected ultimate cash payout. Compensation expense is reduced by any forfeitures.

   The RSA allows the Company to grant shares of restricted common stock to officers and key employees of the Company. The restricted shares vest on a graded vesting schedule over a minimum of three years. Compensation expense, which is based on the fair value of common stock at the grant date, is recognized over the applicable vesting period, with corresponding increases in common stock equity. The weighted average price of restricted shares at the grant date was $41.86, $36.97 and $37.63 in 2001, 2000 and 1999, respectively. Compensation expense is reduced by any forfeitures. Restricted shares are not included as shares outstanding in the basic earnings per share calculation until the shares are no longer forfeitable. Changes in restricted stock shares outstanding were:

                             2001         2000        1999
                            ------       ------      ------
   Beginning balance       653,344      331,900     265,300
   Granted                 113,651      359,844      66,600
   Vested                  (21,722)           -           -
   Forfeited               (70,762)     (38,400)          -
                        -------------------------------------
   Ending balance          674,511      653,344     331,900
                        =====================================

   The total amount expensed for other stock-based compensation plans was $14.3 million, $15.6 million and $2.2 million in 2001, 2000 and 1999, respectively.

16. Postretirement Benefit Plans

   The Company and some of its subsidiaries have a non-contributory defined benefit retirement (pension) plan for substantially all full-time employees. The Company also has supplementary defined benefit pension plans that provide benefits to higher-level employees.

   The components of net periodic pension benefit for the years ended December 31 are (in thousands):

                                             2001       2000        1999
                                          ---------   --------   ---------
   Expected return on plan assets         $(169,329)  $(87,628)  $ (75,124)
   Service cost                              31,863     22,123      20,467
   Interest cost                             96,200     56,924      46,846
   Amortization of transition obligation        125        125         106
   Amortization of prior service benefit     (1,325)    (1,314)     (1,314)
   Amortization of actuarial gain            (4,989)    (5,721)     (3,932)
                                          ---------   --------   ---------
     Net periodic pension benefit         $ (47,455)  $(15,491)  $ (12,951)
                                          =========   ========   =========

   In addition to the net periodic benefit reflected above, in 2000 the Company recorded a charge of approximately $21.5 million to adjust one of its supplementary defined benefit pension plans. The effect of the adjustment for this plan is reflected in the actuarial loss (gain) line in the pension obligation reconciliation below.

   Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the pension obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

   Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                                     2001            2000
                                                  ----------      ----------
   Pension obligation at January 1                $1,376,859      $  688,124
      Interest cost                                   96,200          56,924
      Service cost                                    31,863          22,123
      Benefit payments                               (86,010)        (55,291)
      Actuarial loss (gain)                           13,164          39,798
      Plan amendments                                 20,882               -
      Acquisitions (acquisition adjustment)          (62,221)        625,181
                                                  ----------      ----------

   Pension obligation at December 31              $1,390,737      $1,376,859

   Fair value of plan assets at December 31        1,677,630       1,843,410
                                                  ----------      ----------

   Funded status                                  $  286,893      $  466,551

   Unrecognized transition obligation                    370             495

   Unrecognized prior service cost (benefit)           5,346         (16,861)

   Unrecognized actuarial loss (gain)                111,600        (158,541)
                                                  ----------      ----------

   Prepaid pension cost at December 31, net       $  404,209      $  291,644
                                                  ==========      ==========

   The net prepaid pension cost of $404.2 million at December 31, 2001 is recognized in the accompanying Consolidated Balance Sheets as prepaid pension cost of $489.6 million and accrued benefit cost of $85.4 million, which is included in other liabilities and deferred credits. The net prepaid pension cost of $291.6 million at December 31, 2000 is recognized in the accompanying Consolidated Balance Sheets as prepaid pension cost of $373.2 million and accrued benefit cost of $81.6 million, which is included in other liabilities and deferred credits. The aggregate benefit obligation for those plans where the accumulated benefit obligation exceeded the fair value of plan assets was $85.4 million and $83.6 million at December 31, 2001 and 2000, respectively, and those plans have no plan assets.

   Reconciliations of the fair value of pension plan assets are (in thousands):

                                                 2001          2000
                                             ----------   -----------
   Fair value of plan assets at January 1    $1,843,410   $   947,143
   Actual return on plan assets                 (84,254)       24,840
   Benefit payments                             (86,010)      (55,291)
   Employer contributions                         4,484         1,329
   Acquisitions                                       -       925,389
                                             ----------   -----------
   Fair value of plan assets at December 31  $1,677,630   $ 1,843,410
                                             ==========   ===========

   The weighted-average discount rate used to measure the pension obligation was 7.5% in 2001 and 2000. The weighted-average rate of increase in future compensation for non-bargaining unit employees used to measure the pension obligation was 4.0% in 2001 and 2000 and 4.2% in 1999. The corresponding rate of increase in future compensation for bargaining unit employees was 3.5% in 2001 and 2000. The expected long-term rate of return on pension plan assets used in determining the net periodic pension cost was 9.25% in 2001, 2000 and 1999.

   In addition to pension benefits, the Company and some of its subsidiaries provide contributory other postretirement benefits (OPEB), including certain health care and life insurance benefits, for retired employees who meet specified criteria.

   The components of net periodic OPEB cost for the years ended December 31 are (in thousands):

                                                    2001          2000          1999
                                                  ---------     --------      --------
   Expected return on plan assets                 $  (4,651)    $ (4,045)     $ (3,378)

   Service cost                                      13,231       10,067         7,936
   Interest cost                                     28,414       15,446        13,914
   Amortization of prior service benefit                319          107             -
   Amortization of transition obligation             (4,701)      (5,875)        5,760
   Amortization of actuarial gain                      (592)        (819)           (1)
                                                  ---------     --------      --------
      Net periodic OPEB cost                      $  41,422     $ 26,634      $ 24,231
                                                  =========     ========      ========


   Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the OPEB obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

   Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                                2001             2000
                                              ---------        ---------
   OPEB obligation at  January 1              $ 374,923        $ 213,488
     Interest cost                               28,414           15,446
     Service cost                                13,231           10,067
     Benefit payments                           (17,207)          (7,258)
     Actuarial gain                              27,428          (12,590)
     Plan amendment                             (25,845)               -
     Acquisitions                                     -          155,770
                                              ---------        ---------
   OPEB obligation at December 31             $ 400,944        $ 374,923

     Fair value of plan assets at December 31    55,529           54,642
                                              ---------        ---------

     Funded status                            $(345,415)       $(320,281)

     Unrecognized transition obligation          33,129           70,715

     Unrecognized prior service cost              7,675              955

     Unrecognized actuarial loss (gain)           6,429          (25,060)
                                              ---------        ---------

     Accrued OPEB cost at December 31         $(298,182)       $(273,671)
                                              =========        =========

   Reconciliations of the fair value of OPEB plan assets are (in thousands):

                                                 2001             2000
                                              ---------        ---------
   Fair value of plan assets at January 1     $ 54,642          $43,235
   Actual return on plan assets                   (444)             124
   Acquisition                                       -           11,283
   Employer contribution                        18,538            7,258
   Benefits paid                               (17,207)          (7,258)
                                              --------          -------
   Fair value of plan assets at December 31   $ 55,529          $54,642
                                              ========          =======

   The assumptions used to measure the OPEB obligation and determine the net periodic OPEB cost are:

                                                                2001     2000      1999
                                                               -----  ----------   -----
   Weighted-average long-term rate of return on plan assets    8.70%     9.20%     9.25%
   Weighted-average discount rate                              7.50%     7.50%     7.50%
   Initial medical cost trend rate for pre-Medicare benefits   7.50%  7.2% - 7.5%  7.50%
   Initial medical cost trend rate for post-Medicare benefits  7.50%  6.2% - 7.5%  7.25%
   Ultimate medical cost trend rate                             5.0%  5.0% - 5.3%   5.0%
   Year ultimate medical cost trend rate is achieved           2008    2005-2009   2006

   The medical cost trend rates were assumed to decrease gradually from the initial rates to the ultimate rates. Assuming a 1% increase in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2001 would increase by $5.6 million, and the OPEB obligation at December 31, 2001, would increase by $35.3 million. Assuming a 1% decrease in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2001 would decrease by $4.8 million and the OPEB obligation at December 31, 2001, would decrease by $32.3 million.

   During 1999, the Company completed the acquisition of NCNG (See Note 2B). During 2000, the Company completed the acquisition of FPC (See Note 2A). NCNG's and FPC's pension and OPEB liabilities, assets and net periodic costs are reflected in the above information as appropriate. Effective January 1, 2000, NCNG's benefit plans were merged with those of the Company. Certain of FPC's non-bargaining unit benefit plans were merged with those of the Company effective January 1, 2002.

   Florida Power continues to recover qualified plan pension costs and OPEB costs in rates as if the acquisition had not occurred. Accordingly, a portion of the prepaid pension cost and a portion of the accrued OPEB cost reflected in the tables above have a corresponding regulatory liability and regulatory asset, respectively (See Note 2A). In addition, pursuant to its rate treatment, for 2001 Florida Power recognized additional periodic pension credit of $16.5 million and additional periodic OPEB cost of $3.5 million, as compared to the amounts included in the net periodic information above.

17.  Earnings Per Common Share

     Basic earnings per common share is based on the weighted-average of common shares outstanding. Diluted earnings per share includes the effect of the non-vested portion of restricted stock awards. The stock options outstanding as of December 31, 2001 were anti-dilutive and therefore are not included in diluted earnings per share. Restricted stock awards and contingently issuable shares had a dilutive effect on earnings per share for all three years and increased the weighted-average number of common shares outstanding for dilutive purposes by 664,403 in 2001, 454,924 in 2000 and 290,474 in 1999. The weighted-average number of common shares outstanding for dilutive purposes was 205.3 million, 157.6 million and
     148.6 million for 2001, 2000 and 1999, respectively.

     ESOP shares that have not been committed to be released to participants' accounts are not considered outstanding for the determination of earnings per common share. The weighted-average of these shares totaled 5.4 million,
     5.7 million and 6.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

18.  Income Taxes

     Deferred income taxes are provided for temporary differences between book and tax bases of assets and liabilities. Investment tax credits related to regulated operations are amortized over the service life of the related property. A regulatory asset or liability has been recognized for the impact of tax expenses or benefits that are recovered or refunded in different periods by the utilities pursuant to rate orders.

     Accumulated deferred income tax (assets) liabilities at December 31 are (in thousands):


                                                         2001       2000
                                                     ----------  ----------
     Accelerated depreciation and property
       cost differences                              $1,812,743  $2,054,509
     Deferred costs, net                                 82,566      63,085
     Income tax credit carry forward                   (306,497)   (103,754)
     Miscellaneous other temporary differences, net    (157,343)   (150,969)
     Valuation allowance                                 31,492      10,868
                                                     ----------  ----------
       Net accumulated deferred income
         tax liability                               $1,462,961  $1,873,739
                                                     ==========  ==========

     Total deferred income tax liabilities were $2.68 billion and $2.79 billion at December 31, 2001 and 2000, respectively. Total deferred income tax assets were $1.22 billion and $919 million at December 31, 2001 and 2000, respectively. The net of deferred income tax liabilities and deferred income tax assets is included on the Consolidated Balance Sheets under the captions other current liabilities and accumulated deferred income taxes.

     The Company established a valuation allowance of $10.9 million in 2000 and established additional valuation allowances of $20.5 million during 2001 due to the uncertainty of realizing future tax benefits from certain state net operating loss carryforwards.

     Reconciliations of the Company's effective income tax rate to the statutory federal income tax rate are:

                                                         2001     2000      1999
                                                       --------  -------  -------
     Effective income tax rate                         (38.9)%    29.7%    40.3%
     State income taxes, net of federal benefit         (7.7)     (4.8)    (4.6)
     AFUDC amortization                                 (4.9)     (5.1)    (1.7)
     Federal tax credits                                93.5      12.2      1.4
     Goodwill amortization and write-offs              (11.3)     (0.7)    (0.3)
     Investment tax credit amortization                  5.9       4.2      1.6
     ESOP dividend deduction                             1.9       1.0      1.1
     Interpath investment impairment                    (2.1)        -        -
     Other differences, net                             (1.4)     (1.5)    (2.8)
                                                     --------  -------  -------
       Statutory federal income tax rate                35.0%     35.0%    35.0%
                                                     ========  =======  =======

   Income tax expense (credit) is comprised of (in thousands):

                                                     2001       2000       1999
                                                   ---------  --------   --------
   Current - federal                               $ 185,309  $254,967   $253,140
             state                                    52,433    61,309     48,075
   Deferred - federal                               (356,160)  (84,605)   (30,011)
              state                                  (10,330)  (10,761)    (2,484)
   Investment tax credit                             (22,895)  (18,136)   (10,299)
                                                   ---------  --------   --------
   Total income tax expense (benefit)              $(151,643) $202,774   $258,421
                                                   =========  ========   ========

     The Company, through its subsidiaries, is a majority owner in five entities and a minority owner in one entity that own facilities that produce synthetic fuel as defined under the Internal Revenue Service Code (Code). The production and sale of the synthetic fuel from these facilities qualifies for tax credits under Section 29 of the Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. All entities have received private letter rulings (PLR's) from the Internal Revenue Service (IRS) with respect to their synthetic fuel operations. The PLR's do not limit the production on which synthetic fuel credits may be claimed. Should the tax credits be denied on future audits, and the Company fails to prevail through the IRS or legal process, there could be a significant tax liability owed for previously-taken Section 29 credits, with a significant impact on earnings and cash flows. In management's opinion, the Company is complying with all the necessary requirements to be allowed such credits under Section 29 and believes it is probable, although it cannot provide certainty, that it will prevail on any credits taken.

19.  Joint Ownership of Generating Facilities

     CP&L and Florida Power hold undivided ownership interests in certain jointly owned generating facilities, excluding related nuclear fuel and inventories. Each is entitled to shares of the generating capability and output of each unit equal to their respective ownership interests. Each also pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses. CP&L's and Florida Power's share of expenses for the jointly owned facilities is included in the appropriate expense category.

     CP&L's and Florida Power's ownership interest in the jointly owned generating facilities are listed below with related information as of December 31, 2001 (dollars in thousands):

                                                 Comany
                                     Megawatt   Ownership     Plant      Accumulated    Accumulated        Under
   Subsidiary  Facility             Capability  Interest   Investment    Depreciation  Decommissioning  Construction
   ----------  --------             ----------  --------   ----------    ------------  ---------------  ------------
   CP&L        Mayo Plant               745      83.83%    $  460,026     $  230,630      $      -        $  7,116
   CP&L        Harris Plant             860      83.83%     3,154,183      1,321,694        93,637          14,416
   CP&L        Brunswick Plant        1,631      81.67%     1,427,842        828,480       339,945          41,455
   CP&L        Roxboro Unit 4           700      87.06%       309,032        126,007             -           7,881
   Florida     Crystal River Plant      834      91.78%       773,835        469,840       333,939          25,723
   Power

     In the table above, plant investment and accumulated depreciation are not reduced by the regulatory disallowances related to the Harris Plant.

20.  Commitments and Contingencies

     A. Fuel and Purchased Power

     Pursuant to the terms of the 1981 Power Coordination Agreement, as amended, between CP&L and Power Agency, CP&L is obligated to purchase a percentage of Power Agency's ownership capacity of, and energy from, the Harris Plant. In 1993, CP&L and Power Agency entered into an agreement to restructure portions of their contracts covering power supplies and interests in jointly owned units. Under the terms of the 1993 agreement, CP&L increased the amount of capacity and energy purchased from Power Agency's ownership interest in the Harris Plant, and the buyback period was extended six years through 2007. The estimated minimum annual payments for these purchases, which reflect capacity costs, total approximately $32 million. These contractual purchases totaled $33.3 million, $33.9 million and $36.5 million for 2001, 2000 and 1999, respectively. In 1987, the NCUC ordered CP&L to reflect the recovery of the capacity portion of these costs on a levelized basis over the original 15-year buyback period, thereby deferring for future recovery the difference between such costs and amounts collected through rates. At December 31, 2001 and 2000, CP&L had deferred purchased capacity costs, including carrying costs accrued on the deferred balances, of $32.5 million and $44.8 million, respectively. Increased purchases (which are not being deferred for future recovery) resulting from the 1993 agreement with Power Agency were approximately $29 million, $26 million and $23 million for 2001, 2000 and 1999, respectively.

   CP&L has a long-term agreement for the purchase of power and related transmission services from Indiana Michigan Power Company's Rockport Unit No. 2 (Rockport). The agreement provides for the purchase of 250 megawatts of capacity through 2009 with minimum annual payments of approximately $31 million, representing capital-related capacity costs. Total purchases (including transmission use charges) under the Rockport agreement amounted to $62.8 million, $61.0 million and $59.2 million for 2001, 2000 and 1999, respectively.

   Effective June 1, 2001, CP&L executed a long-term agreement for the purchase of power from Skygen Energy LLC's Broad River facility (Broad River). The agreement provides for the purchase of approximately 500 megawatts of capacity through 2016 with an original minimum annual payment of approximately $16 million, primarily representing capital-related capacity costs. The minimum annual payments will be indexed for inflation. Total purchases under the Broad River agreement amounted to $35.9 million in 2001. A separate long-term agreement for additional power from Broad River will commence June 1, 2002. This agreement will provide for the purchase of approximately 300 megawatts of capacity through 2022 with an original minimum annual payment of approximately $16 million representing capital-related capacity costs. The minimum annual payments will be indexed for inflation.

   Florida Power has long-term contracts for approximately 460 megawatts of purchased power with other utilities, including a contract with The Southern Company for approximately 400 megawatts of purchased power annually through 2010. Florida Power can lower these purchases to approximately 200 megawatts annually with a three-year notice. Total purchases under these agreements amounted to $111.7 million and $104.5 million for 2001 and 2000, respectively. Minimum purchases under these contracts, representing capital-related capacity costs, are approximately $50 million annually through 2003 and $30 million annually through 2006.

   Both CP&L and Florida Power have ongoing purchased power contracts with certain cogenerators (qualifying facilities) with expiration dates ranging from 2002 to 2025. These purchased power contracts generally provide for capacity and energy payments. Energy payments for the Florida Power contracts are based on actual power taken under these contracts. Minimum expected future capacity payments under these contracts as of December 31, 2001 are $235.7 million, $244.3 million, $255.4 million, $267.9 million and $279.1 million for 2002-2006, respectively. CP&L has various pay-for-performance contracts with qualifying facilities for approximately 300 megawatts of capacity expiring at various times through 2009. Payments for both capacity and energy are contingent upon the qualifying facilities' ability to generate. Payments made under these contracts were $145.1 million in 2001, $168.4 million in 2000 and $178.7 million in 1999.

   Florida Power and CP&L have entered into various long-term contracts for coal, gas and oil requirements of its generating plants. Estimated annual payments for firm commitments of fuel purchases and transportation costs under these contracts are approximately $1.5 billion, $1.2 billion, $992.8 million, $942.4 million and $944.4 million for 2002 through 2006, respectively.

   B. Other Commitments

   The Company has certain future commitments related to four synthetic fuel facilities purchased that provide for contingent payments (royalties) of up to $11.4 million on sales from each plant annually through 2007. The related agreements were amended in December 2001 to require the payment of minimum annual royalties of approximately $6.6 million for each plant through 2007. As a result of the amendment, the Company recorded a liability (included in other liabilities and deferred credits on the Consolidated Balance Sheets) and a deferred cost asset (included in other assets and deferred debits in the Consolidated Balance Sheets) of approximately $134.0 million at December 31, 2001, representing the minimum amounts due through 2007, discounted at 6.05%. As of December 31, 2001, the portion of the asset and liability recorded that was classified as current was $25.8 million. The deferred cost asset will be amortized to expense each year as synthetic fuel sales are made. The maximum amounts payable under these agreements remain unchanged. Actual amounts accrued under these agreements were approximately $45.8 million in 2001 and $43.1 million in 2000.

   The Company has entered into a joint venture to build an 850-mile natural gas pipeline system to serve 14 eastern North Carolina counties. The Company has agreed to fund approximately $22.0 million of the project. The entire project is expected to be completed by the end of 2004.

   Progress Ventures completed the acquisition of two electric generating projects totaling approximately 1,100 megawatts for total cash consideration of $345 million. The transaction included a power purchase agreement with the seller through

   December 31, 2004. In addition, there is a project management completion agreement whereby the Company has assumed certain liabilities to facilitate buildout of one of the projects.

   In January 2002, Progress Ventures entered into a letter of intent to acquire approximately 215 natural gas wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems. Total consideration of $153 million is expected to include $135 million in Company common stock and $18 million in cash. This transaction is expected to be completed during the first quarter of 2002.

   C. Insurance

   CP&L and Florida Power are members of Nuclear Electric Insurance Limited
   (NEIL), which provides primary and excess insurance coverage against property damage to members' nuclear generating facilities. Under the primary program, each company is insured for $500 million at each of it's respective nuclear plants. In addition to primary coverage, NEIL also provides decontamination, premature decommissioning and excess property insurance with limits of $2.0 billion on the Brunswick and Harris Plants, and $1.1 billion on the Robinson and Crystal River 3 Plants.

   Insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at nuclear generating units is also provided through membership in NEIL. Both CP&L and Florida Power are insured thereunder, following a twelve-week deductible period, for 52 weeks in the amount of $3.5 million per week at each of the nuclear units. An additional 110 weeks of coverage is provided at 80% of the above weekly amount. For the current policy period, the companies are subject to retrospective premium assessments of up to approximately $30.1 million with respect to the primary coverage, $33.2 million with respect to the decontamination, decommissioning and excess property coverage, and $22.6 million for the incremental replacement power costs coverage, in the event covered losses at insured facilities exceed premiums, reserves, reinsurance and other NEIL resources. Pursuant to regulations of the NRC, each company's property damage insurance policies provide that all proceeds from such insurance be applied, first, to place the plant in a safe and stable condition after an accident and, second, to decontamination costs, before any proceeds can be used for decommissioning, plant repair or restoration. Each company is responsible to the extent losses may exceed limits of the coverage described above.

   Both CP&L and Florida Power are insured against public liability for a nuclear incident up to $9.54 billion per occurrence. Under the current provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, each company, as an owner of nuclear units, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. In the event that public liability claims from an insured nuclear incident exceed $200 million (currently available through commercial insurers), each company would be subject to pro rata assessments of up to $88.1 million for each reactor owned per occurrence. Payment of such assessments would be made over time as necessary to limit the payment in any one year to no more than $10 million per reactor owned. The Price Anderson Act expires August 1, 2002. There are several renewal proposals before Congress which include possible increased limits and retroactive premiums. The final outcome of this matter cannot be predicted at this time.

   There have been recent revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.2 billion, along with any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. For nuclear liability claims arising out of terrorist acts, the primary level available through commercial insurers is now subject to an industry aggregate limit of $200.0 million. The second level of coverage obtained through the assessments discussed above would continue to apply to losses exceeding $200.0 million and would provide coverage in excess of any diminished primary limits due to the terrorist acts aggregate.

   CP&L and Florida Power self-insure their transmission and distribution lines against loss due to storm damage and other natural disasters. Florida Power accrues $6 million annually to a storm damage reserve pursuant to a regulatory order and may defer losses in excess of the reserve (Note 13B).

   D. Claims and uncertainties

   1. The Company is subject to federal, state and local regulations addressing air and water quality, hazardous and solid waste management and other environmental matters.

   Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. The lead or sole regulatory agency that is responsible for a particular former coal tar site depends largely upon the state in which the site is located. There are several manufactured gas plant (MGP) sites to which both electric utilities and the gas utility have some connection. In this regard, both electric utilities and the gas utility, with other potentially responsible parties, are participating in investigating and, if necessary, remediating former coal tar sites with several regulatory agencies, including, but not limited to, the U.S. Environmental Protection Agency (EPA), the Florida Department of Environmental Protection (FDEP) and the North Carolina Department of Environment and Natural Resources, Division of Waste Management (DWM). Although the electric utilities and gas utility may incur costs at these sites about which it has been notified, based upon current status of these sites, the Company does not expect those costs to be material to its consolidated financial position or results of operations. The Company has accrued probable costs at certain of these sites.

   Both electric utilities, the gas utility and Progress Ventures are periodically notified by regulators such as the EPA and various state agencies of their involvement or potential involvement in sites, other than MGP sites, that may require investigation and/or remediation. Although the Company's subsidiaries may incur costs at the sites about which they have been notified, based upon the current status of these sites, the Company does not expect those costs to be material to the consolidated financial position or results of operations of the Company.

   There has been and may be further proposed Federal legislation requiring reductions in air emissions for nitrogen oxides, sulfur dioxide and mercury setting forth national caps and emission levels over an extended period of time. This national multi-pollutant approach would have significant costs which could be material to the Company's consolidated financial position or results of operations. Some companies may seek recovery of the related cost through rate adjustments or similar mechanisms. Progress Energy cannot predict the outcome of this matter.

   The EPA has been conducting an enforcement initiative related to a number of coal-fired utility power plants in an effort to determine whether modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. Both CP&L and Florida Power were asked to provide information to the EPA as part of this initiative and cooperated in providing the requested information. The EPA has initiated civil enforcement actions against other unaffiliated utilities as part of this initiative, some of which have resulted in settlement agreements calling for expenditures, ranging from $1.0 billion to $1.4 billion. A utility that was not subject to a civil enforcement action settled its New Source Review issues with the EPA for $300 million. These settlement agreements have generally called for expenditures to be made over extended time periods, and some of the companies may seek recovery of the related cost through rate adjustments or similar mechanisms. The Company cannot predict the outcome of this matter.

   In 1998, the EPA published a final rule addressing the issue of regional transport of ozone. This rule is commonly known as the NOx SIP Call. The EPA's rule requires 23 jurisdictions, including North and South Carolina, Georgia, but not Florida, to further reduce nitrogen oxide emissions in order to attain a pre-set state NOx emission level by May 31, 2004. CP&L is evaluating necessary measures to comply with the rule and estimates its related capital expenditures to meet these measures in North and South Carolina could be approximately $370 million, which has not been adjusted for inflation. Increased operation and maintenance costs relating to the NOx SIP Call are not expected to be material to the Company's results of operations. Further controls are anticipated as electricity demand increases. The Company cannot predict the outcome of this matter.

   In July 1997, the EPA issued final regulations establishing a new eight-hour ozone standard. In October 1999, the District of Columbia Circuit Court of Appeals ruled against the EPA with regard to the federal eight-hour ozone standard. The U.S. Supreme Court has upheld, in part, the District of Columbia Circuit Court of Appeals decision. Further litigation and rulemaking are anticipated. North Carolina adopted the federal eight-hour ozone standard and is proceeding with the implementation process. North Carolina has promulgated final regulations, which will require CP&L to install nitrogen oxide controls under the State's eight-hour standard. The cost of those controls are included in the cost estimate of $370 million set forth above.

   The EPA published a final rule approving petitions under Section 126 of the Clean Air Act, which requires certain sources to make reductions in nitrogen oxide emissions by May 1, 2003. The final rule also includes a set of regulations that affect nitrogen oxide emissions from sources included in the petitions. The North Carolina fossil-fueled electric generating plants are included in these petitions. Acceptable state plans under the NOx SIP Call can be approved in lieu of the final rules the EPA approved as part of the 126 petitions. CP&L, other utilities, trade organizations and other states participated in litigation challenging the EPA's action. On May 15, 2001, the District of Columbia Circuit Court of Appeals ruled in favor of the EPA which will require North Carolina to make reductions in nitrogen oxide emissions by May 1, 2003. However, the Court in its May 15/th/ decision rejected the EPA's methodology for estimating the future growth factors the EPA used in calculating the emissions limits for utilities. In August 2001, the court granted a request by CP&L and other utilities to delay the implementation of the 126 Rule for electric generating units pending resolution by the EPA of the growth factor issue. The court's order tolls the three-year compliance period (originally set to end on May 1, 2003) for electric generating units as of May 15, 2001. On January 16, 2002, the EPA issued a memo to harmonize the compliance dates for the Section 126 Rule and the NOx SIP Call. The new compliance date for all affected sources is now
   May 31, 2004, rather than May 1, 2003, subject to the completion of the EPA's response to the related court decision on the growth factor issue. The Company cannot predict the outcome of this matter.

   On November 1, 2001, the Company completed the sale of the Inland Marine Transportation segment to AEP Resources, Inc. In connection with the sale, the Company entered into environmental indemnification provisions covering both unknown and known sites. The Company has recorded an accrual to cover estimated probable future environmental expenditures. The Company believes that it is reasonably possible that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amounts accrued. The Company cannot predict the outcome of this matter.

   CP&L, Florida Power, Progress Ventures and NCNG have filed claims with the Company's general liability insurance carriers to recover costs arising out of actual or potential environmental liabilities. Some claims have been settled and others are still pending. While management cannot predict the outcome of these matters, the outcome is not expected to have a material effect on the consolidated financial position or results of operations.

   2. As required under the Nuclear Waste Policy Act of 1982, CP&L and Florida Power each entered into a contract with the DOE under which the DOE agreed to begin taking spent nuclear fuel by no later than January 31, 1998. All similarly situated utilities were required to sign the same standard contract.

   In April 1995, the DOE issued a final interpretation that it did not have an unconditional obligation to take spent nuclear fuel by January 31, 1998. In Indiana & Michigan Power v. DOE, the Court of Appeals vacated the DOE's
   -------------------------------
   final interpretation and ruled that the DOE had an unconditional obligation to begin taking spent nuclear fuel. The Court did not specify a remedy because the DOE was not yet in default.

   After the DOE failed to comply with the decision in Indiana & Michigan Power
                                                       ------------------------
   v. DOE, a group of utilities petitioned the Court of Appeals in Northern
   ------                                                          --------
   States Power (NSP) v. DOE, seeking an order requiring the DOE to begin
   -------------------------

   taking spent nuclear fuel by January 31, 1998. The DOE took the position that their delay was unavoidable, and the DOE was excused from performance under the terms and conditions of the contract. The Court of Appeals found that the delay was not unavoidable, but did not order the DOE to begin taking spent nuclear fuel, stating that the utilities had a potentially adequate remedy by filing a claim for damages under the contract.

   After the DOE failed to begin taking spent nuclear fuel by January 31, 1998, a group of utilities filed a motion with the Court of Appeals to enforce the mandate in NSP v. DOE. Specifically, this group of utilities asked the Court
              ----------
   to permit the utilities to escrow their waste fee payments, to order the DOE not to use the waste fund to pay damages to the utilities, and to order the DOE to establish a schedule for disposal of spent nuclear fuel. The Court denied this motion based primarily on the grounds that a review of the matter was premature, and that some of the requested remedies fell outside of the mandate in NSP v. DOE.
              ----------

   Subsequently, a number of utilities each filed an action for damages in the Court of Claims. In a recent decision, the U.S. Circuit Court of Appeals (Federal Circuit) ruled that utilities may sue the DOE for damages in the Federal Court of Claims instead of having to file an administrative claim with DOE. CP&L and Florida Power are in the process of evaluating whether they should each file a similar action for damages.

   CP&L and Florida Power also continue to monitor legislation that has been introduced in Congress which might provide some limited relief. CP&L and Florida Power cannot predict the outcome of this matter.

   With certain modifications, CP&L's spent nuclear fuel storage facilities will be sufficient to provide storage space for spent fuel generated on CP&L's system through the expiration of the current operating licenses for all of CP&L's nuclear generating units. Subsequent to the expiration of these licenses, dry storage may be necessary. CP&L obtained NRC approval to use additional storage space at the Harris Plant in December 2000. Florida Power currently is storing spent nuclear fuel onsite in spent fuel pools. If Florida Power does not seek renewal of the CR3 operating license, CR3 will have sufficient storage capacity in place for fuel consumed through the end of the expiration of the license in 2016. If Florida Power extends the CR3 operating license, dry storage may be necessary.

   3. The Company and its subsidiaries are involved in various litigation matters in the ordinary course of business, some of which involve substantial amounts. Where appropriate, accruals have been made in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. In the opinion of management, the final disposition of pending litigation would not have a material adverse effect on the Company's consolidated results of operations or financial position.